UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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MAGUIRE PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

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September 5, 2008

DEAR STOCKHOLDER:

You are invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Maguire Properties, Inc. (the “Company”), to be held on Thursday, October 2, 2008, at 8:00 A.M., local time, at the Omni Los Angeles Hotel, 251 South Olive Street, Los Angeles, California 90012.

The purposes of this year’s meeting are to:

(i)	elect seven directors;

(ii)	ratify the selection of the Company’s independent registered public accounting firm; and

(iii)	transact such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

The accompanying Notice of Annual Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you choose not to attend and vote at the Annual Meeting in person, you may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure that your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Sincerely,

Nelson C. Rising

President and Chief Executive Officer

Maguire Properties

355 South Grand Avenue
Suite 3300
Los Angeles, California 90071

213 626 3300 Main
213 687 4758 Fax
www.maguireproperties.com

MAGUIRE PROPERTIES, INC.

355 South Grand Avenue, Suite 3300

Los Angeles, California 90071

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 2, 2008

TO THE STOCKHOLDERS OF MAGUIRE PROPERTIES, INC.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Maguire Properties, Inc., a Maryland corporation (the “Company”), will be held on Thursday, October 2, 2008, at 8:00 A.M., local time, at the Omni Los Angeles Hotel, 251 South Olive Street, Los Angeles, California 90012, to consider the following:

•	the election of seven directors to a one-year term of office expiring at the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualify;

•	the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	the transaction of such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The enclosed proxy card is solicited by our Board of Directors (the “Board”), which recommends that our stockholders vote FOR the election of the Board’s nominees named therein and FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Please refer to the attached Proxy Statement, which forms a part of this Notice of Annual Meeting and is incorporated herein by reference, for further information with respect to the business to be transacted at the Annual Meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Our Board has fixed the close of business on August 13, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof.

By Order of the Board of Directors

Jonathan L. Abrams

Secretary

Los Angeles, California

September 5, 2008

PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BROKER, BANK OR OTHER NOMINEE.

MAGUIRE PROPERTIES, INC.

355 South Grand Avenue, Suite 3300

Los Angeles, California 90071

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Maguire Properties, Inc., a Maryland corporation (the “Company”), for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, October 2, 2008, at 8:00 A.M., local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. We intend to mail this Proxy Statement and the accompanying proxy card on or about September 8, 2008 to all stockholders entitled to notice of, and to vote at, the Annual Meeting. The Annual Meeting will be held at the Omni Los Angeles Hotel, 251 South Olive Street, Los Angeles, California 90012.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock, par value $0.01 per share (“common stock”), as of the close of business on August 13, 2008. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on August 13, 2008, 47,885,935 shares of common stock were outstanding and entitled to vote. A majority of the outstanding shares of common stock represented in person or by proxy will constitute a quorum at the Annual Meeting.

Proxy Card and Revocation of Proxy

If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy in favor of the election of all of the director nominees and in favor of ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. At their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, no stockholder proposals or nominations were received on a timely basis, and therefore no such matters may be brought to a vote at the Annual Meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may revoke your proxy by sending a written notice of revocation or a duly executed proxy bearing a later date to Jonathan L. Abrams, Secretary, Maguire Properties, Inc., 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting of Shares

Stockholders of record as of the close of business on August 13, 2008 are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. You may vote by attending the Annual Meeting and voting in person. If you choose not to attend the Annual Meeting, you may still vote by marking, signing, dating and returning the enclosed proxy card in the envelope that we have provided.

All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and which proxies have not been revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, a representative of American Stock Transfer & Trust Company, LLC, who will separately tabulate affirmative and negative votes and abstentions. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions or withheld votes as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. The Company expects to pay American Stock Transfer & Trust Company, LLC a fee of approximately $2,000 for these services.

In order to be elected as a director, a nominee must receive a plurality of the votes cast at the Annual Meeting at which a quorum is present. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm. For purposes of calculating votes cast in the election of directors and as to the ratification of the selection of KPMG LLP as our independent registered public accounting firm, abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to such directors, officers or employees for these services. In addition, we have retained MacKenzie Partners, Inc., a firm specializing in proxy solicitation, to solicit proxies and assist in the distribution and collection of proxy material. The Company expects to pay MacKenzie Partners, Inc. a fee of approximately $7,500 for these services.

NO PERSON IS AUTHORIZED ON OUR BEHALF TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF.

Our principal executive offices are located at 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071, our telephone number is (213) 626-3300 and our website is located at http://www.maguireproperties.com.1 References herein to the “Company” refer to Maguire Properties, Inc. and its subsidiaries, unless the context otherwise requires.

The date of this Proxy Statement is September 5, 2008.

[1]	Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

ITEM 1

ELECTION OF DIRECTORS

Under our charter and Second Amended and Restated Bylaws (as amended, the “Bylaws”), each member of the Board serves for a one-year term and until his or her successor is duly elected and qualifies. Vacancies on the Board may be filled only by individuals elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve until the next annual election of directors and until such director’s successor is elected and qualifies, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means the seven nominees who receive the largest number of properly cast votes will be elected as directors. Each share of common stock is entitled to one vote for each of the seven director nominees. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the Annual Meeting, an event which the Board does not currently anticipate, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board.

Mr. Jonathan M. Brooks, Ms. Christine N. Garvey, Mr. Cyrus S. Hadidi, Mr. Nelson C. Rising, Mr. George A. Vandeman, Mr. Paul M. Watson and Mr. David L. Weinstein are all of our nominees for election to the Board. Each nominee has consented to be named in this Proxy Statement and to serve as a director if elected, and our management has no reason to believe that any nominee will be unable to serve. The information below relating to the nominees for election as directors has been furnished to us by the respective individuals. If elected at the Annual Meeting, Messrs. Brooks, Hadidi, Rising, Vandeman, Watson and Weinstein and Ms. Garvey would each serve until the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”), and until their respective successors are duly elected and qualify. For further information on recent events on the Board, see the discussion under the heading “– Recent Events.”

Nominees for Election for a One-Year Term Expiring at the 2009 Annual Meeting

The following table sets forth information regarding the individuals who are our nominees for election as directors of the Company:

Name	Age	Director Since
Jonathan M. Brooks	44	2008
Christine N. Garvey	62	2008
Cyrus S. Hadidi	34	2008
Nelson C. Rising	67	2008
George A. Vandeman	68	2007
Paul M. Watson	68	2008
David L. Weinstein	41	2008

Jonathan M. Brooks has served on the Board since July 28, 2008. Mr. Brooks is the founder and primary portfolio manager of JMB Capital Partners Master Fund, L.P. (“JMB Capital”), formed in April 2002, and principal of affiliate fund and advisor entities. From December 1994 through December 2000, Mr. Brooks was employed as Head Trader at Cerberus Capital Management, where he oversaw all trading responsibilities. Before joining Cerberus Capital Management, he was a Senior Vice President at Dabney/Resnick, where he worked in the sales and trading department and focused on sales of and research concerning distressed securities. Mr. Brooks received a Bachelor of Science degree in Business Finance from The University of Southern California in 1985 and a Master of Business Administration from The University of Chicago in 1988. Mr. Brooks serves on the Board of Directors of the Michael J. Fox Foundation for Parkinson’s Research.

Christine N. Garvey has served on the Board since July 2, 2008. Ms. Garvey retired from Deutsche Bank AG in May 2004, where she served as Global Head of Corporate Real Estate Services from May 2001. From December 1999 to April 2001, Ms. Garvey served as Vice President, Worldwide Real Estate and Workplace Resources for Cisco Systems, Inc. During her career, Ms. Garvey also held several positions with Bank of America, including Group Executive Vice President and Head of National Commercial Real Estate Services. She is currently a member of the board of directors of ProLogis, UnionBanCal Corporation and HCP, Inc. She also served on the board of directors of Hilton Hotels Corporation until the company was taken private. Ms. Garvey holds a Bachelor of Arts degree, magna cum laude, from Immaculate Heart College in Los Angeles and a Juris Doctor from Suffolk University Law School.

Cyrus S. Hadidi has served on the Board since July 28, 2008. Mr. Hadidi is a partner of JMB Capital, which he joined in August 2002. Mr. Hadidi is the co-portfolio manager of JMB Capital, as well as the Chief Operating Officer for affiliated entities, managing operations such as investor relations, compliance, trading, and risk management. Prior to joining JMB Capital, Mr. Hadidi was an investment banker for Salomon Brothers (now Citigroup) from 1996 through 1999, where he executed capital markets transactions and acted as an advisor on mergers and acquisitions. Mr. Hadidi received a Bachelor of Arts degree in History and Rhetoric (dual majors) from The University of California at Berkeley in 1996 and a Master of Business Administration from Harvard Business School in 2002, where he graduated as a George F. Baker Scholar and a John Loeb Fellow in Finance. Mr. Hadidi serves on the Board of Directors of A Place Called Home, a non-profit youth center in South Central Los Angeles.

Nelson C. Rising has served on the Board and as our President and Chief Executive Officer since May 17, 2008. Mr. Rising served as Chairman and Chief Executive Officer of Rising Realty Partners, LLC from January 2006 to May 2008. Mr. Rising served as Chairman and Chief Executive Officer of Catellus Development Corporation from 2000 to September 2005 when it was merged with and into a subsidiary of ProLogis, and as President and Chief Executive Officer from 1994 to 2000. Prior to joining Catellus, Mr. Rising served for ten years as a Senior Partner with Maguire Thomas Partners, a predecessor to the Company. Prior to entering the real estate industry, Mr. Rising practiced law at O’Melveny & Myers, LLP. He received a Bachelor of Arts degree in Economics, with honors, from the University of California at Los Angeles and a Juris Doctor from UCLA Law School, where he served as the Managing Editor of the UCLA Law Review. Mr. Rising is a former Chairman of the Board of the Federal Reserve Bank of San Francisco and is Chairman Emeritus of the Real Estate Roundtable and Chairman of the Grand Avenue Committee. Mr. Rising was a Trustee of ProLogis from September 2005 until May 2008. He is a member of the Board of Trustees of the California Institute of Technology and the Board of Directors of The TCW Group, Inc., Foley Timber & Land Company and the W.M. Keck Foundation.

George A. Vandeman has served on the Board since October 2, 2007. Mr. Vandeman has been the principal of Vandeman & Co., a private investment firm, since he retired in July 2000 from Amgen Inc., the world’s largest biotechnology company. From 1995 to 2000, Mr. Vandeman was Senior Vice President and General Counsel of Amgen and a member of its Operating Committee. Immediately prior to joining Amgen in July 1995, Mr. Vandeman was a senior partner and head of the Mergers and Acquisitions Practice Group at the international law firm of Latham & Watkins LLP, where he worked for nearly three decades. Mr. Vandeman is a member and past Chair of the Board of Councilors at The University of Southern California Law School. Mr. Vandeman also serves on the Board of Directors of ValueVision Media, Inc., the operator of the ShopNBC television home shopping network.

Paul M. Watson has served on the Board since July 28, 2008. Mr. Watson is the retired Vice Chairman of Wells Fargo Bank N.A., where he was responsible for wholesale and commercial banking, and headed Wells Fargo’s nationwide commercial, corporate and treasury management businesses. Prior to his 45-year tenure at Wells Fargo, Mr. Watson served as 1st Lieutenant in the United States Army. Mr. Watson received a Bachelor of Arts degree from The University of San Francisco and a certificate from the Graduate School of Credit and Financial Management at Stanford University.

David L. Weinstein has served on the Board since August 6, 2008. Mr. Weinstein is currently a Managing Director of Westbridge Investment Group/Westmont Hospitality Group, a real estate investment fund focused on hospitality. From 1996 until January 2003 Mr. Weinstein worked at Goldman, Sachs & Co. in New York, first in the real estate investment banking group (focusing on mergers, asset sales and corporate finance) and then in the Special Situations Group (focusing on investing in real estate securities). Mr. Weinstein holds a Bachelor of Science degree in Economics, magna cum laude, from The Wharton School and a Juris Doctor, cum laude, from The University of Pennsylvania Law School. He is a member of the New York State Bar Association.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF MESSRS. BROOKS, HADIDI, RISING, VANDEMAN, WATSON AND WEINSTEIN AND MS. GARVEY TO SERVE ON OUR BOARD OF DIRECTORS UNTIL THE 2009 ANNUAL MEETING AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFY.

Board Governance Documents

The Board maintains charters for each of its committees and has adopted written corporate governance guidelines and a code of business conduct and ethics applicable to independent directors, executive officers, employees and agents, each of which is available for viewing on the Company’s website at http://www.maguireproperties.com under the heading “Investor Relations – Corporate Governance.” Each of such documents is also available in print to any stockholder who sends a written request to such effect to Jonathan L. Abrams, Secretary, Maguire Properties, Inc., 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071.

Any amendment to, or waiver of, any provision of the code of business conduct and ethics applicable to our independent directors and executive officers must be approved by the Board. Any such amendment or waiver that would otherwise be required to be disclosed under Securities and Exchange Commission (“SEC”) rules or New York Stock Exchange (“NYSE”) listing standards or regulations will be promptly posted on our website.

Director Independence

The NYSE requires each NYSE-listed company to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee each comprised solely of independent directors. The Board has adopted independence standards as part of its corporate governance guidelines, which can be accessed on our website at http://www.maguireproperties.com under the heading “Investor Relations – Corporate Governance.” This document is also available in print to any stockholder who sends a written request to such effect to the attention of Jonathan L. Abrams, Secretary, Maguire Properties, Inc., 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071.

The independence standards contained in our corporate governance guidelines incorporate the categories of relationships between a director and a listed company that would make a director ineligible to be independent according to the standards issued by the NYSE.

In accordance with NYSE rules and our corporate governance guidelines, the Board on August 6, 2008 affirmatively determined that each of the following directors is independent within the meaning of both the Company’s and the NYSE’s director independence standards, as then in effect:

Jonathan M. Brooks

Christine N. Garvey

Cyrus S. Hadidi

George A. Vandeman

Paul M. Watson

David L. Weinstein

The persons listed above include all of the directors nominated for election by the Board, other than Nelson C. Rising, our President and Chief Executive Officer.

The Board has also determined that each of the current members of the Audit, Compensation and Nominating and Corporate Governance Committees is independent within the meaning of both the Company’s and the NYSE’s director independence standards applicable to members of such committees. Additionally, our Audit Committee members satisfy the enhanced independence standards set forth in Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE listing standards.

Recent Events

In November 2007, the Board formed a special committee of independent directors to focus on strategic alternatives for preserving and enhancing value for our stockholders. This special committee initially included current directors Walter L. Weisman, Lawrence S. Kaplan and George A. Vandeman. Current director Andrea L. Van de Kamp joined the special committee in March 2008. During the second quarter of 2008, the special committee concluded its review of strategic alternatives, and as a result, recommended certain changes in management. Based on these recommendations, on May 17, 2008 the Board named Nelson C. Rising as our President and Chief Executive Officer and elected him as a director. Concurrently, Robert F. Maguire III stepped down from the Board and resigned as our Chairman and Chief Executive Officer. The Board then designated Mr. Weisman, who previously served as Vice Chairman, as Chairman of the Board.

Effective as of July 2, 2008, the Board, upon the recommendation of our Nominating and Corporate Governance Committee, elected Christine N. Garvey as a director.

On July 28, 2008, the Company entered into a stockholder agreement with JMB Capital Partners Master Fund L.P. and certain of its affiliates (collectively the “JMB Group”). Pursuant to the stockholder agreement, (1) we agreed to nominate and recommend for election as directors Ms. Garvey, Mr. Nelson C. Rising and Mr. Vandeman, all of whom were already directors at that time, as well as new directors Mr. Brooks, Mr. Hadidi, Mr. Watson and a director to be named (designated on August 6, 2008 as Mr. Weinstein); and (2) current directors Mr. Kaplan, Ms. Van de Kamp and Mr. Weisman would not stand for re-election at the 2008 Annual Meeting.

In addition, the JMB Group agreed to irrevocably withdraw any stockholder proposal or proposed director nominees for consideration at the 2008 Annual Meeting and to refrain from making any other stockholder proposals or director nominations during the term of the agreement. The agreement and the JMB Group’s obligations will terminate upon the occurrence of certain events as set forth in the stockholder agreement, which we filed with the SEC as an exhibit to our Current Report on Form 8-K dated July 28, 2008.

Board Meetings

The Board held 15 meetings and the non-management directors (which includes all directors except for our Chief Executive Officer) met in executive session nine times during the fiscal year ended December 31, 2007. Mr. Weisman, our Chairman and lead independent director until the 2008 Annual Meeting, presided over such executive sessions. The number of meetings for each Board committee is set forth below under the heading “– Board Committees.” During the fiscal year ended December 31, 2007, all of the directors attended at least 75% of the total number of meetings of the Board and of the Board committees on which they served. The Board expects all nominees for director to attend the Annual Meeting of Stockholders barring unforeseen circumstances or unresolvable conflicts. All of our directors at the time of our 2007 Annual Meeting of Stockholders, which was held on June 5, 2007, were in attendance at such Annual Meeting. Following the 2008 Annual Meeting, the newly elected Board will name a Chairman of the Board and lead independent director and will determine the composition and chair of each of its committees.

Board Committees

Audit Committee

General

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The function of the Audit Committee is to help ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee selects, assists and meets with the independent registered public accounting firm, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares the report that federal securities laws require to be included in our Proxy Statement each year (see page 56 for the current Audit Committee Report). The Board has approved a charter of the Audit Committee and the Audit Committee carries out its responsibilities in accordance with those terms. The charter is located on our website at http://www.maguireproperties.com and is available in print to any stockholder who requests it by writing to our Secretary, as provided for above under the heading “– Board Governance Documents.” Currently, Mr. Kaplan is chair and Messrs. Hadidi and Watson and Ms. Garvey are members of the Audit Committee, all of whom are independent directors. The Board has determined that Mr. Kaplan is an “audit committee financial expert” as defined by the SEC. The Audit Committee meets the NYSE composition requirements, including the requirements dealing with financial literacy and financial sophistication. The members of the Audit Committee satisfy the enhanced independence standards applicable to audit committees set forth in Rule 10A-3(b)(i) under the Exchange Act and the NYSE listing standards. During the fiscal year ended December 31, 2007, the Audit Committee met 11 times. The composition of the Audit Committee following the date of the Annual Meeting will be determined by the Board promptly after the Annual Meeting.

Pre-approval Policies and Procedures

Our Audit Committee charter provides that the Audit Committee is to pre-approve all audit services and permitted non-audit services to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

In addition, consistent with SEC rules regarding auditor independence, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which provides that the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. The pre-approval policy sets forth procedures to be used for pre-approval requests relating to audit services, audit-related services, tax services and all other services and provides that:

•	the Audit Committee may consider the amount of fees as a factor in determining whether a proposed service would impair the independence of the independent registered public accounting firm;

•

requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by the independent registered public accounting firm and either the Chief Financial Officer or Senior Vice President, Finance and Chief Accounting Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and Public Company Accounting Oversight Board’s rules on auditor independence;

•

the Audit Committee may delegate pre-approval authority to one or more of its members, and if the Audit Committee does so, the member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at or prior to its next scheduled meeting; and

•	the Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Further information regarding the specific functions performed by the Audit Committee is set forth below under the heading “Audit Matters – Audit Committee Report.”

Compensation Committee

The Compensation Committee establishes, reviews, modifies and approves the compensation and benefits of our executive officers, administers the Second Amended and Restated 2003 Incentive Award Plan (the “Incentive Award Plan”) of the Company, Maguire Properties Services, Inc., a Maryland corporation (the “Services Company”) and Maguire Properties, L.P., a Maryland limited partnership (the “Operating Partnership”) and any other incentive programs and produces an annual report on executive compensation for inclusion in our Proxy Statement each year (see page 43 for the current Compensation Committee Report on Executive Compensation). Our Compensation Committee Charter is located on our website at http://www.maguireproperties.com and is available in print to any stockholder who requests it by writing to our Secretary, as provided for above under the heading “– Board Governance Documents.” Currently, Mr. Vandeman is chair and Mr. Brooks and Mses. Garvey and Van de Kamp are members of the Compensation Committee, all of whom are independent directors. During the fiscal year ended December 31, 2007, the Compensation Committee met six times. The composition of our Compensation Committee following the date of the Annual Meeting will be determined by the Board promptly after the Annual Meeting. Further information regarding the specific functions performed by the Compensation Committee is set forth below under the headings “Compensation Discussion and Analysis” and “Compensation Committee Report on Executive Compensation.”

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee whose function is to develop and recommend to the Board a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish criteria for prospective directors, conduct candidate searches and interviews, oversee and evaluate the Board and our management, evaluate from time to time the appropriate size and composition of the Board and recommend, as appropriate, increases, decreases and changes in the composition of the Board and formally propose the slate of directors to be elected at each Annual Meeting of Stockholders. Our Nominating and Governance Committee Charter is located on our website at http://www.maguireproperties.com and is available in print to any stockholder who requests it by writing to our Secretary, as provided for above under the heading “– Board Governance Documents.” Currently, Mr. Weisman is chair and Messrs. Watson, Vandeman and Weinstein are members of the Nominating and Corporate Governance Committee, all of whom are independent directors. During the fiscal year ended December 31, 2007, the Nominating and Corporate Governance Committee met six times. The composition of our Nominating and Corporate Governance Committee following the date of the Annual Meeting will be determined by the Board promptly after the Annual Meeting. Further information regarding the Nominating and Corporate Governance Committee is set forth below under the heading “– Qualifications of Director Nominees” and “– Nominating and Corporate Governance Committee’s Process for Considering Director Nominees.”

Qualifications of Director Nominees

The Nominating and Corporate Governance Committee has not set forth minimum qualifications for Board nominees. However, pursuant to its charter, the Nominating and Corporate Governance Committee considers the following criteria:

•	experience in corporate governance, such as service as an officer or former officer of a publicly held company;

•	experience in the real estate industry;

•	experience as a board member of another publicly held company; and

•	academic expertise in an area of our operations.

Nominating and Corporate Governance Committee’s Process for Considering Director Nominees

At an appropriate time prior to each Annual Meeting of Stockholders at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee shall recommend to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. The Nominating and Corporate Governance Committee shall, at least annually, evaluate the performance of each current director.

At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In determining whether a prospective member is qualified to serve, the Nominating and Corporate Governance Committee will consider the factors listed above under the heading “– Qualifications of Director Nominees.”

Notwithstanding the foregoing, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected (for example, pursuant to rights contained in our Articles Supplementary designating a class or series of preferred stock to elect one or more directors upon a dividend default or pursuant to our stockholder agreement with the JMB Group), then the nomination or election of such directors shall be governed by such requirements. Additionally, recommendations received by stockholders will be considered and are subject to the same criteria as are candidates recommended by the Nominating and Corporate Governance Committee.

Manner by Which Stockholders May Recommend Director Candidates

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. All recommendations must be directed to the chair of the Nominating and Corporate Governance Committee, c/o Jonathan L. Abrams, Secretary, Maguire Properties, Inc., 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071. Recommendations for director nominees to be considered at the 2009 Annual Meeting must be received in writing not less than 60 days nor more than 90 days prior to the first anniversary of the date of the 2008 Annual Meeting. Each stockholder recommending a person as a director candidate must provide us with the following information so that the Nominating and Corporate Governance Committee may determine whether the recommended director candidate is independent from the stockholder, or each member of the stockholder group, that has recommended the director candidate:

•

if the recommending stockholder or any member of the recommending stockholder group is a natural person, whether the recommended director candidate is the recommending stockholder, a member of the recommending stockholder group, or a member of the immediate family of the recommending stockholder or any member of the recommending stockholder group;

•

if the recommending stockholder or any member of the recommending stockholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate is or has been at any time during the current or preceding calendar year an employee of the recommending stockholder or any member of the recommending stockholder group;

•

whether the recommended director candidate or any immediate family member of the recommended director candidate has accepted, directly or indirectly, any consulting, advisory, or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders, or any of their respective affiliates, during the current or preceding calendar year;

•

whether the recommended director candidate is an executive officer or director (or person fulfilling similar functions) of the recommending stockholder or any member of the recommending stockholder group, or any of their respective affiliates; and

•	whether the recommended director candidate controls the recommending stockholder or any member of the recommending stockholder group.

The recommending stockholder must also provide supplemental information that the Nominating and Corporate Governance Committee may request to determine whether the recommended director candidate (i) is qualified to serve on the Audit Committee, (ii) meets the standards of an independent director, and (iii) satisfies the standards for our directors set forth above under the heading “– Qualifications of Director Nominees.” In addition, the recommending stockholder must include the consent of the recommended director candidate in the information provided to us and the recommended director candidate must make himself or herself reasonably available to be interviewed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, though it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Nominating and Corporate Governance Committee will not consider any director candidate if such candidate’s candidacy or, if elected, Board membership, would violate controlling federal or state law.

Communications with the Board

Stockholders or other interested persons wishing to communicate with the Board may send correspondence directed to the Board, c/o Jonathan L. Abrams, Secretary, Maguire Properties, Inc., 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071. Mr. Abrams will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to our management. Mr. Abrams will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Abrams will forward all such communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication, as appropriate. Correspondence intended for our non-management directors as a group should be delivered to our address above, “Attention: Non-Management Directors, c/o Jonathan L. Abrams, Secretary.”

Compensation of Directors

The following table summarizes the compensation earned by each of our independent directors during the fiscal year ended December 31, 2007:

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Lawrence S. Kaplan	175,000	6,050	23,356	—	800	205,206
Caroline S. McBride (6)	107,500	—	11,369	—	400	119,269
Andrea L. Van de Kamp	95,000	6,050	23,356	—	800	125,206
George A. Vandeman (7)	81,250	—	2,436	—	—	83,686
Walter L. Weisman	245,000	6,050	23,356	—	800	275,206
Lewis N. Wolff (8)	95,000	—	5,099	—	400	100,499

(1)	Our former Chief Executive Officer, Robert F. Maguire III, was a member of the Board until May 17, 2008. Mr. Maguire did not receive any compensation for his services as a director. All compensation for his services as an employee of the Company is shown in the “Summary Compensation Table.”

(2)	Amounts shown in Column (b) are those earned during the fiscal year ended December 31, 2007 for annual retainer fees, committee fees and/or chair fees. For further information, please see the discussion below under the heading “– Retainers and Fees.”

(3)	Amounts shown in Column (c) represent the amount recognized for financial statement reporting purposes during the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS No. 123(R)”). Pursuant to the rules and regulations of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The awards for which expense is shown in Column (c) are for those granted during the fiscal year ended December 31, 2007.

Mr. Kaplan, Ms. McBride, Ms. Van de Kamp, Mr. Weisman and Mr. Wolff each received an annual grant of 1,000 shares of restricted stock on June 5, 2007 with a SFAS No. 123(R) grant date fair value of $36,300, based on the closing market price of our common stock on the NYSE on the date of grant of $36.30 per share.

As of December 31, 2007, our directors held the following number of restricted stock awards that had not yet vested: Mr. Kaplan, 1,000; Ms. McBride, none; Ms. Van de Kamp, 1,000; Mr. Vandeman, none; Mr. Weisman, 1,000; and Mr. Wolff, none.

(4)	Amounts shown in Column (d) represent the amount recognized for financial statement reporting purposes during the fiscal year ended December 31, 2007 in accordance with SFAS No. 123(R). Pursuant to the rules and regulations of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The awards for which expense is shown in Column (d) include those granted in 2004, 2005, 2006 and 2007.

Mr. Kaplan, Ms. McBride, Ms. Van de Kamp, Mr. Weisman and Mr. Wolff each received an annual grant of 5,000 nonqualified stock options on June 5, 2007 with a SFAS No. 123(R) grant date fair value of $123,135. On October 2, 2007, Mr. Vandeman received an award of 7,500 nonqualified stock options upon his joining the Board that had a SFAS No. 123(R) grant date fair value of $29,236. For a discussion of the assumptions used in calculating grant date fair value, see Item 8 “Financial Statements and Supplementary Data – Note 2 to the Consolidated Financial Statements” in our Annual Report on Form 10-K/A filed with the SEC on April 28, 2008.

As of December 31, 2007, our directors held the following number of outstanding nonqualified stock option awards: Mr. Kaplan, 27,500; Ms. McBride, 17,500; Ms. Van de Kamp, 27,500; Mr. Vandeman, 7,500; Mr. Weisman, 25,000; and Mr. Wolff, 4,167.

(5)	Amounts shown in Column (f) represent dividends earned during the fiscal year ended December 31, 2007 on unvested restricted stock awards.

(6)	Ms. McBride resigned from the Board as of September 26, 2007. Effective on such date, the restricted stock award of 1,000 shares and the 5,000 nonqualified stock options she received on June 5, 2007 were cancelled. The 17,500 nonqualified stock option awards held by Ms. McBride as of December 31, 2007 expired on March 26, 2008 as a result of her resignation.

(7)	Mr. Vandeman joined the Board on October 2, 2007.

(8)	Mr. Wolff resigned from the Board as of September 26, 2007. Effective on such date, the restricted stock award of 1,000 shares and the 5,000 nonqualified stock options he received during 2007 were cancelled. The 4,167 vested nonqualified stock option awards held by Mr. Wolff as of December 31, 2007 expired on March 26, 2008 as a result of his resignation.

Retainers and Fees

For the first two quarters of the fiscal year ended December 31, 2007, each of our non-employee directors received a retainer of $22,500 per quarter for services as a director. In June 2007, we increased the retainer from $90,000 per year to $100,000 per year. Accordingly, during the last two quarters of the fiscal year ended December 31, 2007, each of our non-employee directors received a retainer of $25,000 per quarter. Board members do not receive any additional compensation for attending Board or standing committee meetings.

For the first two quarters of the fiscal year ended December 31, 2007, Mr. Kaplan received a fee of $6,250 per quarter for his services as the chair of the Audit Committee. In June 2007, we increased the fee for the Audit Committee chair from $25,000 per year to $35,000 per year. Accordingly, during the last two quarters of the fiscal year ended December 31, 2007, Mr. Kaplan received a chair fee of $8,750 per quarter.

In June 2007, we established a $25,000 annual fee for the chair of the Compensation Committee. Mr. Vandeman, as chair of the Compensation Committee, received a fee of $6,250 during the fourth quarter of the fiscal year ended December 31, 2007. Our previous chair of the Compensation Committee, Ms. McBride, received fees totaling $12,500 for services as chair during the fiscal year ended December 31, 2007.

As the non-executive Vice Chairman and lead director of the Board during the fiscal year ended December 31, 2007, Mr. Weisman received an annual fee of $100,000. No change to the amount of this fee was made during the fiscal year ended December 31, 2007.

In November 2007, the Board formed a special committee comprised of independent directors to focus on strategic alternatives for preserving and enhancing value for our stockholders. The initial members of the committee included Mr. Kaplan, Mr. Vandeman and Mr. Weisman. Ms. Van de Kamp joined the committee in March 2008. For their services on the special committee, each member earned a monthly fee of $25,000, up to a maximum fee totaling $150,000.

Equity Awards

Our Incentive Award Plan provides for formula grants of stock options to non-employee directors. Upon election to the Board, each director receives a grant of 7,500 nonqualified stock options. Thereafter, on the date of each Annual Meeting of Stockholders at which the non-employee director is re-elected to the Board, the director receives a grant of 5,000 nonqualified stock options. These nonqualified stock options allow the director to purchase shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock on the date of grant. These options vest over three equal annual installments on each of the first, second and third anniversaries of the date of grant, except that options granted to directors become fully vested upon retirement from the Board. Vested options can be exercised up to ten years from the date of grant, up to 12 months from the date of termination of directorship by death or permanent and total disability, or up to six months from the date of termination of directorship by reasons other than death or permanent and total disability. In the event of a “change in control” (as such term is defined in our Incentive Award Plan), all options will accelerate and become fully exercisable immediately prior to the effective date of the change in control, unless such option has either previously expired or the successor entity assumes or substitutes such option. Following the effective date of any change in control, all options not assumed, substituted for or exercised shall expire.

Each director also receives a grant of 1,000 shares of restricted stock at each Annual Meeting of Stockholders at which the director is elected or re-elected to the Board. The purchase price of restricted stock is $0.01 per common share. The restricted stock vests over three equal annual installments on each of the first, second and third anniversaries of the date of grant. Any unvested restricted stock is forfeited or subject to our right of repurchase, except in limited circumstances, as determined by the Compensation Committee (including termination of directorship following a change in control) when a director leaves the Board for any reason.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2007, Mr. Kaplan, Ms. McBride, Ms. Van de Kamp, Mr. Vandeman, Mr. Weisman and Mr. Wolff served on the Compensation Committee. Ms. McBride and Mr. Wolff resigned from the committee on September 26, 2007 when they resigned from the Board. Mr. Vandeman joined the Compensation Committee on October 9, 2007 and currently serves as chair. During the fiscal year ended December 31, 2007, there were no interlocks with other companies requiring disclosure under the applicable rules and regulations of the SEC. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries.

While the Compensation Committee retains ultimate approval authority for executive compensation, it has delegated the authority to negotiate specific terms of executive employment agreements to senior management.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. KPMG LLP has audited our financial statements since our inception in 2002. A representative of KPMG LLP is expected to be present at the Annual Meeting, and, if present, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table summarizes the fees for professional services rendered by KPMG LLP related to the fiscal years ended December 31, 2007 and 2006:

	For the Year Ended December 31,
	2007	2006
Audit fees (1)	$1,291,000	$1,065,750
Audit-related fees (2)	299,000	300,000
Tax fees (3)	—	—
All other fees (4)	31,000	28,000

	$1,621,000	$1,393,750

(1)	Audit fees consist of fees for professional services provided in connection with the audits of our annual consolidated financial statements and internal control over financial reporting, the performance of interim reviews of our quarterly unaudited financial information, comfort letters and consents.

(2)	Audit-related fees consisted of fees for agreed upon procedures related to audits of expenses for certain of our properties and the audit of our 401(k) savings plan.

(3)	We did not engage KPMG LLP for tax services during any year.

(4)	All other fees related to an audit of the expenses of a property managed by us and a software licensing fee.

During the fiscal years ended December 31, 2007 and 2006, all audit services provided to us by KPMG LLP were pre-approved by the Audit Committee, and no non-audit services were performed for us by KPMG LLP.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s best interests.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

PRINCIPAL STOCKHOLDERS

The following table sets forth the only persons known to us to be the beneficial owner, or deemed to be the beneficial owner, of more than 5% of our common stock (or common stock currently outstanding and common stock issuable at our option upon the redemption of units in our Operating Partnership (“OP Units”)) as of September 5, 2008:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock (1)	Percent of Common Stock and Units (1)
Robert F. Maguire III (2), (3) 1733 Ocean Avenue Suite 300 Santa Monica, CA 90401	9,042,036	16.61%	16.57%

JMB Capital Partners Master Fund, L.P. (4) 1999 Avenue of the Stars Suite 2040 Los Angeles, CA 90067	4,650,000	9.71%	8.52%

Scoggin Capital Management, L.P. (5) 660 Madison Avenue New York, NY 10021	4,426,400	9.24%	8.11%

Wesley Capital Management, LLC (6) 717 5th Avenue 14th Floor New York, NY 10022	4,335,207	9.05%	7.95%

Third Point LLC (7) 390 Park Avenue 18th Floor New York, NY 10022	4,225,000	8.82%	7.74%

Weiss Multi-Strategy Advisers LLC (8) One State Street 20th Floor Hartford, CT 06103	3,065,000	6.40%	5.62%

Wellington Management Company, LLP (9) 75 State Street Boston, MA 02109	3,056,550	6.38%	5.60%

Cohen & Steers, Inc. (10) 280 Park Avenue 10th Floor New York, NY 10017	2,781,367	5.81%	5.10%

The Vanguard Group, Inc. (11) 100 Vanguard Boulevard Malvern, PA 19355	2,714,226	5.67%	4.97%

P&S Capital Partners LLC (12) c/o Gracie Capital 590 Madison Avenue 28th Floor New York, NY 10022	2,592,600	5.41%	4.75%

(1)	Amounts and percentages in this table are based on 47,885,935 shares of our common stock and 6,674,573 OP Units (other than any OP Units we hold) outstanding as of September 5, 2008.

(2)	Amount shown for Mr. Maguire assumes that he has tendered all his OP Units for redemption and they have been exchanged by us for shares of our common stock at our option.

(3)	Information regarding Mr. Maguire and Maguire Partners Investments, LLC is based solely on a Form 4 filed by Mr. Maguire with the SEC on March 17, 2008 and a Schedule 13G/A filed by Mr. Maguire and Maguire Partners Investments, LLC with the SEC on February 14, 2008. The Form 4 indicates that Mr. Maguire holds 2,493,153 shares of our common stock and 3,471,045 OP Units held directly. The Schedule 13G/A indicates that (i) Maguire Partners Investments, LLC, which is wholly owned and controlled by Mr. Maguire, holds 2,601,163 OP Units; (ii) two other entities that are wholly owned and controlled by Mr. Maguire hold 424,043 OP Units; and (iii) Maguire Partners-Master Investments, LLC, an entity in which Mr. Maguire holds a 55% membership interest and shares voting and dispositive power with respect to such OP Units with other members, holds 52,632 OP Units. Mr. Maguire disclaims beneficial ownership in the 45% of the units owned by Maguire Partners-Master Investments, LLC in which he has no pecuniary interest.

Mr. Maguire has a personal loan that is secured by his pledge of 2,493,153 shares of our common stock and 6,276,251 OP Units.

(4)	Information regarding JMB Capital Partners Master Fund, L.P. (“JMB”), Smithwood Advisers, L.P. (“Smithwood Advisers”), Smithwood General Partner, LLC (“Smithwood GP”), Smithwood Partners, LLC (“Smithwood Partners”) and Jonathan Brooks is based solely on a Schedule 13D/A filed by JMB, Smithwood Advisers, Smithwood Partners and Jonathan Brooks (together, the “JMB Group”) with the SEC on July 28, 2008 and a Schedule 13D filed by the JMB Group with the SEC on November 13, 2007. The Schedule 13D/A filed with the SEC on July 28, 2008 indicates that JMB, Smithwood Advisers, Smithwood GP, Smithwood Partners and Mr. Brooks each had shared voting and dispositive power with respect to 4,650,000 shares of our common stock and no sole voting or dispositive power.

The Schedule 13D filed with the SEC on November 13, 2007 indicates that JMB is a master fund whose principal business is investing and that the principal business of Smithwood Advisors, Smithwood GP and Smithwood Partners is the management of investment funds and the activities related thereto. According to this Schedule 13D, Smithwood Partners is the general partner of JMB and Smithwood Advisers is the investment adviser of JMB. According to this Schedule 13D, Smithwood GP is the general partner of Smithwood Advisers and Mr. Brooks is the managing member of Smithwood Partners and the controlling owner and managing member of Smithwood GP.

Mr. Brooks was elected as a director as of July 28, 2008. In connection with his election, we granted Mr. Brooks 7,500 nonqualified stock options, none of which are exercisable within 60 days as of September 5, 2008.

(5)	Information regarding Scoggin Capital Management, L.P. II (“Scoggin Capital”), Scoggin International Fund, Ltd. (“Scoggin International”), Scoggin Worldwide Fund, Ltd. (“Scoggin Worldwide”), Scoggin, LLC, Craig Effron and Curtis Schenker is based solely on a Schedule 13G/A filed by Scoggin Capital, Scoggin International, Scoggin Worldwide, Scoggin, LLC, Craig Effron and Curtis Schenker with the SEC on February 14, 2008. The Schedule 13G/A indicates that Scoggin Capital had sole voting and dispositive power with respect to 1,480,900 shares of our common stock and no shared voting or dispositive power. The Schedule 13G/A indicates that Scoggin International had sole voting and dispositive power with respect to 1,927,200 shares of our common stock and no shared voting or dispositive power. The Schedule 13G/A indicates that Scoggin Worldwide had sole voting and dispositive power with respect to 396,000 shares of our common stock and no shared voting or dispositive power. The Schedule 13G/A indicates that Scoggin, LLC had sole voting and dispositive power with respect to 2,323,200 shares of our common stock and shared voting and dispositive power with respect to 597,300 shares of our common stock. The Schedule 13G/A indicates that Mr. Effron had sole voting and dispositive power with respect to 25,000 shares of our common stock and shared voting and dispositive power with respect to 4,401,400 shares of our common stock. The Schedule 13G/A indicates that Mr. Schenker had sole voting and dispositive power with respect to 15,000 shares of our common stock and shared voting and dispositive power with respect to 4,401,400 shares of our common stock.

The Schedule 13G/A indicates that the general partner of Scoggin Capital is S&E Partners, L.P., that Scoggin, Inc. is the sole general partner of S&E Partners, L.P. and that Mr. Effron and Mr. Schenker are the stockholders of Scoggin, Inc. Additionally, the Schedule 13G/A indicates that Scoggin, LLC is the investment manager of Scoggin International, Mr. Effron and Mr. Schenker are the managing members of Scoggin, LLC and Scoggin, LLC serves as the investment sub-manager for equity and event-driven investing for Scoggin Worldwide. The principal address for Scoggin International is c/o Swiss Financial Services (Bahamas) Ltd., One Montague Place, 4th Floor, East Bay Street, P.O. Box EE-17758, Nassau, Bahamas. The principal address for Scoggin Worldwide is c/o Q&H Corporate Services, Ltd., 3rd Floor, Harbour Centre, P.O. Box 1348, George Town, Grand Cayman, Cayman Islands.

(6)	Information regarding Wesley Capital Management, LLC (“Wesley Capital”), Arthur Wrubel and John Khoury is based solely on a Schedule 13G/A filed by Wesley Capital, Arthur Wrubel and John Khoury with the SEC on February 13, 2008. The Schedule 13G/A indicates that Wesley Capital, Mr. Wrubel and Mr. Khoury each had shared voting and dispositive power with respect to 4,335,207 shares of our common stock and no shared voting or dispositive power.

The Schedule 13G/A indicates that Wesley Capital is the investment manager or advisor of three private investment funds and one managed account that hold shares of our common stock and that Mr. Wrubel and Mr. Khoury are the managing members of Wesley Capital.

(7)	Information regarding Third Point LLC and Daniel S. Loeb is based solely on a Schedule 13D/A filed by Third Point LLC, Third Point Offshore Fund, Ltd. (the “Offshore Fund”) and Daniel S. Loeb with the SEC on July 16, 2008 and a Schedule 13D filed by Third Point LLC and Daniel S. Loeb with the SEC on April 1, 2008. The Schedule 13D/A filed on July 16, 2008 indicates that Third Point LLC and Mr. Loeb each had shared voting and dispositive power with respect to 4,225,000 shares of our common stock and no sole voting or dispositive power, and the Offshore Fund had shared voting and dispositive power with respect to 2,382,200 shares of our common stock and no sole voting or dispositive power.

The Schedule 13D filed with the SEC on April 1, 2008 indicates that Third Point LLC is the investment manager or adviser to a variety of funds and managed accounts, including the Offshore Fund, and controls the investing and trading in securities held by the funds. These funds directly own our common stock. According to the Schedule 13D, Mr. Loeb is the Chief Executive Officer of Third Point LLC and controls its business activities.

(8)	Information regarding Weiss Multi-Strategy Advisers LLC (“Weiss LLC”), George A. Weiss and Frederick E. Doucette III is based solely on a Schedule 13G/A filed by Weiss LLC, George A. Weiss and Frederick E. Doucette II with the SEC on January 24, 2008. The Schedule 13G/A indicates that Weiss LLC, Mr. Weiss and Mr. Doucette each had shared voting and dispositive power with respect to 3,065,000 shares of our common stock and no sole voting or dispositive power.

The Schedule 13G/A indicates that Mr. Weiss is the managing member of Weiss LLC.

(9)	Information regarding Wellington Management Company, LLP (“Wellington”) is based solely on a Schedule 13G filed by Wellington with the SEC on February 14, 2008. The Schedule 13G indicates that Wellington had shared voting power with respect to 2,484,550 shares of our common stock, shared dispositive power with respect to 3,014,750 shares of our common stock and no sole voting or dispositive power.

The Schedule 13G indicates that Wellington, in its capacity as investment adviser, may be deemed to beneficially own 3,056,550 shares of our common stock. The clients of Wellington directly own our common stock.

(10)

Information regarding Cohen & Steers, Inc. (“Cohen”), Cohen & Steers Capital Management, Inc. (“Cohen Capital”) and Cohen & Steers Europe S.A. (“Cohen Europe”) is based solely on a Schedule 13G/A filed by Cohen, Cohen Capital and Cohen Europe with the SEC on August 8, 2008. The Schedule 13G/A indicates that Cohen had sole voting power with respect to 2,487,160 shares of our common stock, sole dispositive power with respect to 2,781,367 shares of our common stock and no shared voting or dispositive power. The Schedule 13G/A indicates that Cohen Capital had sole voting power with respect to 2,483,210 shares of our common stock and sole dispositive power with respect to 2,777,417 shares of our common stock and no shared voting or dispositive power. The Schedule 13G/A indicates that Cohen Europe had sole voting power with respect to 3,950 shares of our common stock and sole dispositive power with respect to 3,950 shares of our common stock and no shared voting or dispositive power.

The Schedule 13G/A indicates that Cohen holds a 100% interest in Cohen Capital and that Cohen and Cohen Capital together hold a 100% interest in Cohen Europe. The principal address for Cohen Europe is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

(11)	Information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 12, 2008. The Schedule 13G/A indicates that Vanguard had sole voting power with respect to 45,424 shares of our common stock, sole dispositive power with respect to 2,714,226 shares of our common stock and no shared voting or dispositive power.

(12)	Information regarding P&S Capital Partners, LLC, P&S Capital Management, LLC (“P&S LLC”), P&S Capital Management, L.P. (“P&S LP”) and Daniel L. Nir is based solely on a Schedule 13G filed by P&S Capital Partners, LLC, P&S LLC, P&S LP and Mr. Nir with the SEC on May 5, 2008. The Schedule 13G indicates that Mr. Nir had shared voting and dispositive power with respect to 2,592,500 shares of our common stock, and no sole voting or dispositive power. The Schedule 13G indicates that P&S Capital Partners, LLC had shared voting and dispositive power with respect to 1,449,208 shares of our common stock, and no sole voting or dispositive power. The Schedule 13G indicates that P&S LLC and P&S LP each had shared voting and dispositive power with respect to 1,143,292 shares of our common stock, and no sole voting or dispositive power.

The Schedule 13G indicates that P&S Capital Partners, LLC is the general partner for various private investment funds that directly hold our common stock. The Schedule 13G indicates that P&S LP is the investment manager for a variety of private investment funds that directly hold our common stock. The Schedule 13G indicates that P&S LLC is the general partner of P&S LP. The Schedule 13G indicates that Mr. Nir is the managing member of both P&S Capital Partners, LLC and P&S LLC.

SECURITY OWNERSHIP OF OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of our common stock (or common stock currently outstanding and common stock issuable at our option upon the redemption of OP Units) of (1) our current directors, (2) our former Chief Executive Officer and former Chief Financial Officer and each of our three other most highly compensated executives during the fiscal year ended December 31, 2007 and (3) our current directors and the executive officers listed below under the heading “Executive Officers of the Registrant” as a group, in each case as of September 5, 2008. In preparing this information, we relied solely upon information provided to us by our directors and current executive officers.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2), (3)	Percent of Common Stock (4)	Percent of Common Stock and Units (4)
(a)	(b)	(c)	(d)
Nelson C. Rising (5)	13,158	*	*
Robert F. Maguire III (6), (7)	9,042,036	16.61%	16.57%
Martin A. Griffiths (8), (9)	156,384	*	*
Dallas E. Lucas (9)	—	*	*
Paul S. Rutter (9), (10)	156,384	*	*
Mark T. Lammas (11)	122,013	*	*
Peter K. Johnston (12)	2,590	*	*
Jonathan M. Brooks (13)	4,650,000	9.71%	8.52%
Christine N. Garvey (14)	4,460	*	*
Cyrus S. Hadidi (15)	—	*	*
Lawrence S. Kaplan (16)	36,499	*	*
Andrea L. Van de Kamp (17)	26,299	*	*
George A. Vandeman (18)	2,500	*	*
Paul M. Watson (19)	—	*	*
David L. Weinstein (20)	—	*	*
Walter L. Weisman (21)	27,999	*	*
All directors and executive officers as a group (23 persons)	14,335,475	26.30%	26.24%

*	Less than 1.0%.

(1)	The address for each listed beneficial owner (other than Messrs. Maguire, Griffiths, Lucas and Rutter) is c/o Maguire Properties, Inc., 355 South Grand Avenue, Suite 3300, Los Angeles, CA 90017. The address for Mr. Maguire is 1733 Ocean Avenue, Suite 300, Santa Monica, CA 90401.

(2)	Unless otherwise indicated, each person is the direct owner of and has sole voting and dispositive power with respect to such common stock and OP Units, with the exception of restricted stock as to which the person has sole voting but no dispositive power. Amounts and percentages in this table are based on 47,885,936 shares of our common stock and 6,674,573 OP Units (other than OP Units held by the Company) outstanding as of September 5, 2008. OP Units are redeemable for cash or, at our option, shares of our common stock on a one-for-one basis.

(3)	Amount shown in Column (b) for Mr. Maguire assumes that he has tendered all his OP Units for redemption and they have been exchanged by us for shares of our common stock at our option. Amounts shown in Column (b) for all directors and executive officers assume that stock options exercisable within 60 days of September 5, 2008, if any, are exercised for shares of our common stock.

(4)	The total number of shares outstanding used in calculating the percentage shown in Columns (c) and (d) assumes that all common stock that each person has the right to acquire upon redemption of OP Units (in the case of Mr. Maguire) or exercise of stock options within 60 days of September 5, 2008 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(5)	Mr. Nelson Rising was named as our President and Chief Executive Officer and elected to the Board on May 17, 2008. In connection with his employment agreement, we granted Mr. Nelson Rising 1,500,000 restricted stock units, none of which shall vest within 60 days of September 5, 2008. For further information on the terms of Mr. Nelson Rising’s employment agreement, please see the discussion below under the heading “Employment Agreements – Other Named Executive Officers and Certain Executive Officers Hired in Fiscal 2008.”

Mr. Nelson Rising’s holdings include 52,632 OP Units that are held by Maguire Partners-Master Investments, LLC, an entity in which Mr. Nelson Rising holds a 25% membership interest and shares voting and dispositive power with respect to such OP Units with other members. Mr. Nelson Rising disclaims beneficial ownership in the 75% of the units owned by Maguire Partners-Master Investments, LLC in which he has no pecuniary interest.

(6)	Information regarding Mr. Maguire and Maguire Partners Investments, LLC is based solely on a Form 4 filed by Mr. Maguire with the SEC on March 17, 2008 and a Schedule 13G/A filed by Mr. Maguire and Maguire Partners Investments, LLC with the SEC on February 14, 2008. The Form 4 indicates that Mr. Maguire holds 2,493,153 shares of our common stock and 3,471,045 OP Units held directly. The Schedule 13G/A indicates that (i) Maguire Partners Investments, LLC, which is wholly owned and controlled by Mr. Maguire, holds 2,601,163 OP Units; (ii) two other entities that are wholly owned and controlled by Mr. Maguire hold 424,043 OP Units; and (iii) Maguire Partners-Master Investments, LLC, an entity in which Mr. Maguire holds a 55% membership interest and shares voting and dispositive power with respect to such Operating Partnership units with other members, holds 52,632 OP Units. Mr. Maguire disclaims beneficial ownership in the 45% of the units owned by Maguire Partners-Master Investments, LLC in which he has no pecuniary interest.

Mr. Maguire has a personal loan that is secured by his pledge of 2,493,153 shares of our common stock and 6,276,251 OP Units.

(7)	Mr. Maguire resigned from his roles as Chief Executive Officer, Chairman of the Board and director on May 17, 2008, pursuant to a separation agreement, dated as of May 17, 2008.

(8)	Includes 156,384 shares of common stock held directly.

(9)	Mr. Lucas resigned from his role as Executive Vice President and Chief Financial Officer as of March 2, 2007, pursuant to a separation agreement, dated as of February 27, 2007. Mr. Griffiths was terminated without cause from his role as Executive Vice President and Chief Financial Officer effective as of June 30, 2008. Mr. Rutter was terminated without cause from his role as Executive Vice President, Major Transactions effective as of June 30, 2008.

(10)	Includes 156,384 shares of common stock held directly.

(11)	Includes (i) 65,146 shares of common stock held directly and (ii) 56,867 restricted shares of common stock held directly.

(12)	Includes 2,590 shares of common stock held directly.

(13)	Mr. Brooks was elected as a director as of July 28, 2008. In connection with his election, we granted Mr. Brooks 7,500 nonqualified stock options, none of which are exercisable within 60 days of September 5, 2008. Mr. Brooks shares voting and dispositive power with respect to the 4,650,000 shares of our common stock held by JMB and no sole voting or dispositive power as detailed above in the table under the heading “– Principal Stockholders.” Mr. Brooks disclaims any beneficial ownership of the shares of common stock held by JMB in which he has no pecuniary interest.

(14)	Includes 4,460 shares of common stock held indirectly. Ms. Garvey was elected as a director as of July 2, 2008. In connection with her election, we granted Ms. Garvey 7,500 nonqualified stock options, none of which are exercisable within 60 days of September 5, 2008.

(15)	Mr. Hadidi was elected as a director as of July 28, 2008. In connection with his election, we granted Mr. Hadidi 7,500 nonqualified stock options, none of which are exercisable within 60 days of September 5, 2008.

(16)	Includes (i) 10,000 shares of common stock held directly, (ii) 3,000 shares of common stock held indirectly, (iii) 1,000 restricted shares of common stock held directly and (iii) 22,499 shares of common stock issuable upon exercise of stock options.

(17)	Includes (i) 2,800 shares of common stock held directly, (ii) 1,000 restricted shares of common stock held directly and (iii) 22,499 shares of common stock issuable upon exercise of stock options.

(18)	Mr. Vandeman was elected as a director as of October 2, 2007. In connection with his election, we granted Mr. Vandeman 7,500 nonqualified stock options, 2,500 of which are exercisable within 60 days of September 5, 2008.

(19)	Mr. Watson was elected as a director as of July 28, 2008. In connection with his election, we granted Mr. Watson 7,500 nonqualified stock options, none of which are exercisable within 60 days of September 5, 2008.

(20)	Mr. Weinstein was elected as a director as of August 6, 2008. In connection with his election, we granted Mr. Weinstein 7,500 nonqualified stock options, none of which are exercisable within 60 days of September 5, 2008.

(21)	Includes (i) 7,000 shares of common stock held directly, (ii) 1,000 restricted shares of common stock held directly and (iii) 19,999 shares of common stock issuable upon exercise of stock options.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our current executive officers are as follows:

Name	Age	Position	Executive Officer Since
Nelson C. Rising	67	President and Chief Executive Officer	2008
Douglas J. Gardner	57	Executive Vice President, Operations	2008
Mark T. Lammas	42	Executive Vice President, Investments	2002
Shant Koumriqian	36	Senior Vice President, Finance and Chief Accounting Officer	2004
Jonathan L. Abrams	33	Senior Vice President, General Counsel and Secretary	2007
Ted J. Bischak	55	Senior Vice President, Asset Management	2005
Robert P. Goodwin	56	Senior Vice President, Construction and Development	2002
Peter K. Johnston	53	Senior Vice President, Leasing	2006
Peggy M. Moretti	45	Senior Vice President, Investor and Public Relations	2003
Christopher C. Rising	39	Senior Vice President, Strategic Initiatives	2008

Nelson C. Rising has served as our President and Chief Executive Officer and a member of the Board since May 2008. See “Item 1, Election of Directors” for Mr. Rising’s biographical information.

Douglas J. Gardner has served as our Executive Vice President, Operations since May 2008. Prior to joining the Company, Mr. Gardner provided land use, planning and project management services through Gardner Consulting Services, a company which he founded. From 1997 to 2003, Mr. Gardner was the President of the Urban Development Group for Catellus Development Corporation. Prior to joining Catellus, he was a Partner at Maguire Thomas Partners, a predecessor to the Company (“Maguire Partners”). Mr. Gardner was also an Associate Partner with the architectural firm of I.M. Pei & Partners in New York from 1975 to 1988. Mr. Gardner received a Bachelor of Arts degree, magna cum laude, from Yale College and a Masters of Architecture from Yale School of Architecture. He currently serves on the California Advisory Board of The Trust for Public Land, serving as chair from 2005 to 2007, and he is the past President of the Board of Directors of the Los Angeles Conservancy.

Mark T. Lammas has served as our Executive Vice President, Investments since June 2008. Prior to that, Mr. Lammas served as our Executive Vice President, Development from August 2007 to June 2008, as Executive Vice President, Development and Secretary from June 2006 to August 2007, as Senior Vice President, General Counsel and Secretary from June 2003 to June 2006, and as Senior Vice President and General Counsel for Maguire Partners from June 1998. Before joining Maguire Partners, Mr. Lammas was an attorney with Cox, Castle & Nicholson LLP from September 1992 to June 1998. Mr. Lammas holds a Bachelor of Arts degree in Political Economies of Industrial Societies, magna cum laude, from the University of California, Berkeley and a Juris Doctor from the Boalt Hall School of Law, University of California, Berkeley.

Shant Koumriqian has served as our Senior Vice President, Finance and Chief Accounting Officer since January 2008, and is primarily responsible for accounting and reporting matters. Mr. Koumriqian joined the Company in July 2004 as our Vice President – Finance. Prior to that time, Mr. Koumriqian spent a total of nine years in real estate practice groups, first at Arthur Andersen LLP and then at Deloitte & Touche LLP, where he was a senior manager. Mr. Koumriqian holds a Bachelor of Science degree in Business Administration, cum laude, from California State University, Los Angeles.

Jonathan L. Abrams joined the Company in August 2007 and serves as Senior Vice President, General Counsel and Secretary. From April 2006 to June 2007, Mr. Abrams was Senior Vice President of Business and Legal Affairs at Lionsgate Entertainment, where he was responsible for SEC and Sarbanes-Oxley Act compliance. He was also involved in acquisitions and financings for the firm. From October 2001 to March 2006,

Mr. Abrams was an attorney with the law firm of Latham & Watkins LLP, where he worked on a wide range of corporate matters involving the Company and other Real Estate Investment Trusts (“REITs”). He holds a Bachelor of Arts degree in Political Science, cum laude, from The University of California, Berkeley. He also holds a Juris Doctor, cum laude, from Harvard Law School.

Ted J. Bischak has served as our Senior Vice President, Asset Management since July 2005. Prior to joining the Company, Mr. Bischak served as Senior Vice President for CommonWealth Partners, a Los Angeles-based privately owned real estate investment, development and management organization. At CommonWealth Partners, Mr. Bischak was responsible for all operations activities, including in-house property management, tenant improvements, operational leasing and asset management. Mr. Bischak held senior operations positions with Tooley & Company and The Irvine Company during his 25-year commercial real estate career. Mr. Bischak holds a Bachelor of Science degree in Business Administration, cum laude, from California State University, Fullerton.

Robert P. Goodwin has served as our Senior Vice President, Construction and Development since June 2002. Prior to that time, Mr. Goodwin served as President of Hillwood Urban Development in Dallas, Texas from 2001 to 2002. Prior to that, Mr. Goodwin was a Partner of CommonWealth Partners from 1997 to 2001. From 1987 to 1996, Mr. Goodwin was a Vice President and Senior Vice President of Construction with Maguire Partners. Mr. Goodwin holds a Bachelor of Science degree in engineering from Kansas State University.

Peter K. Johnston has served as our Senior Vice President, Leasing since March 2006, and as our Senior Vice President, Major Lease Transactions from January 2006 to March 2006. Prior to that time, Mr. Johnston served in a consultancy role responsible for major lease transactions for the Company from April 2005 to January 2006. From January 1996 through March 2005, Mr. Johnston served as President of Leasing for CommonWealth Partners, where he was responsible for all brokerage activities and lease transactions. From 1985 through 1995, Mr. Johnston was the Senior Vice President, Leasing for Maguire Partners, where he was responsible for leasing in Southern California and Philadelphia. Mr. Johnston holds a Bachelor of Science degree in Business Administration, with a Real Estate major and an Accounting minor, from the University of Denver.

Peggy M. Moretti has served as our Senior Vice President, Investor and Public Relations since June 2003 (and from 1996 with Maguire Partners), with responsibility for investor relations and corporate communications. Prior to joining Maguire Partners in 1996, Ms. Moretti served as Director of Public Relations for the Peninsula Beverly Hills from 1991 to 1996. From 1985 to 1991, Ms. Moretti served in various roles for Rogers & Cowan, an international public relations consultancy firm. She is a member of the National Association of Industrial and Office Properties and has served as a board member of the Los Angeles Conservancy. Ms. Moretti holds a Bachelor of Arts degree in Political Science from the University of California, Los Angeles.

Christopher C. Rising has served as our Senior Vice President, Strategic Initiatives since May 2008. Prior to joining the Company, Mr. Rising served as the Managing Principal of Rising Realty Partners, LLC, a company formed with his father, Nelson Rising. In 2003, Mr. Rising founded his own real estate firm, The Rising Real Estate Group, a real estate investment and brokerage company based in Los Angeles, California. From 2001 to 2003, Mr. Rising served as a Director with Cushman & Wakefield of California, Inc. Prior to that, he spent several years at Cushman Realty Corporation working in the Office of the President alongside John C. Cushman III. He began his professional career as an associate with Pillsbury Madison & Sutro, LLP, where he represented tenants in lease negotiations. Mr. Christopher Rising received a Bachelor of Arts degree from Duke University with a dual major in history and political science. He received a Juris Doctor from Loyola Law School in Los Angeles, California. He currently serves on the Athletic Advisory Board at Duke University, the Board of Trustees at Chandler School in Pasadena, California and the Board of Regents at Loyola High School in Los Angeles, California, and formerly served as President of the Loyola High School Alumni Association from 2005 until 2007.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers for the fiscal year ended December 31, 2007, consisting of our Chief Executive Officer, Chief Financial Officer and three next most highly paid executive officers based on total compensation as calculated under current SEC rules. For the fiscal year ended December 31, 2007, our named executive officers were (a) Robert F. Maguire III, our former Chairman and Chief Executive Officer, (b) Martin A. Griffiths, our former Executive Vice President and Chief Financial Officer from March 2, 2007, (c) Dallas E. Lucas, our former Executive Vice President and Chief Financial Officer until March 2, 2007, (d) Paul S. Rutter, our former Executive Vice President, Major Transactions, (e) Mark T. Lammas (Executive Vice President, Investments), and (f) Peter K. Johnston (Senior Vice President, Leasing).

Executive Compensation Philosophy and Objectives

Our general philosophy in considering executive compensation programs is to attract, retain and motivate talented executives who can help enhance profitability and maximize stockholder value. In order to achieve this objective, we seek to provide an industry competitive total compensation package comprised of annual compensation (base salary and cash-based incentives) coupled with long-term equity-based incentives. We believe this mix encourages high performance, promotes accountability and ensures that the interests of our executives are aligned with the interests of our stockholders by linking certain portions of each named executive officer’s compensation package directly to increases in stockholder value.

Development and Administration of the Compensation Structure

Our executive compensation program is principally administered by our Compensation Committee. The Compensation Committee currently consists of four independent directors, George A. Vandeman (chair), Andrea L. Van de Kamp, Christine N. Garvey and Jonathan M. Brooks, each of whom have been appointed by the Board. The composition of the Compensation Committee following the date of the Annual Meeting will be determined by the Board promptly after the Annual Meeting. The Compensation Committee has overall responsibility for our executive compensation policies and practices, including:

•	reviewing and, if necessary, revising our compensation philosophy;

•

reviewing and approving corporate goals and objectives relating to the compensation of our Chief Executive Officer and determining the compensation of our Chief Executive Officer, subject to his existing employment agreement;

•

reviewing and approving personal goals and objectives relating to the compensation of all executive officers (those at the level of Senior Vice President and above) and evaluating the performance of the executive officers in light of these goals and objectives;

•	reviewing and approving all executive officers’ employment agreements and severance arrangements;

•	managing and reviewing all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans;

•	establishing and reviewing policies concerning perquisite benefits;

•	determining our policy with respect to change in control or “parachute” payments;

•	managing and reviewing executive officer and director indemnification and insurance matters; and

•	managing and reviewing any employee loans in an amount equal to or greater than $75,000.

The Compensation Committee has ultimate responsibility for the formulation of appropriate compensation plans and incentives for our executives, the recommendation of such plans and incentives to the Board for its consideration and adoption, the award of equity incentives under our Incentive Award Plan and the ongoing administration of various compensation programs as may be authorized or directed by the Board.

Our current executive compensation structure was formulated in early 2005 by a group that included our then Co-Chief Executive Officers, Robert F. Maguire III and Richard I. Gilchrist, and other members of our management team, acting upon the recommendations of Gressle & McGinley, LLC (“Gressle”), a compensation consultant. The final product presented to the Compensation Committee for consideration and approval in April 2005 was the result of extensive interaction amongst the Compensation Committee, the management team, Gressle and our regular outside counsel (Latham & Watkins LLP).

Beginning in late 2007, our Compensation Committee commenced a comprehensive review of all components of our compensation structure in order to simplify and rationalize the program. In February 2008, in connection with this review process, we retained Towers Perrin as our compensation consultant. This process is ongoing and any resultant material modifications to our compensation structure will be publicly disclosed as required by securities laws.

Within our general compensation framework, our Chief Executive Officer and Executive Vice Presidents have historically negotiated specific compensation terms for members of senior management, memorializing these terms in employment agreements (which terms are reviewed and approved in advance by the Compensation Committee). Gressle historically assisted in determining appropriate levels of salary, bonus and other awards payable to our executive officers and in developing near-term individual performance objectives necessary to achieve long-term profitability. However, as our current compensation consultant, Towers Perrin advised on the compensation terms for each of our executives hired in fiscal 2008, Mr. Nelson Rising, Mr. Gardner and Mr. Christopher Rising.

The Compensation Committee has not adopted formal policies for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the Compensation Committee’s general philosophy has been to keep a balance between base salary, incentive bonus and equity compensation that is consistent with that provided by other REITs. The Compensation Committee does not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components.

Elements of Executive Officer Compensation and Benefits

There are two primary types of compensation provided to our executive officers:

•

annual compensation, which includes (i) a base salary, intended to provide a competitive and stable annual salary for each executive officer at a level consistent with such officer’s individual contributions, and (ii) annual performance bonuses, intended to link each executive officer’s compensation to our performance and to such officer’s individual performance; and

•	long-term compensation, which includes restricted shares of our common stock, stock options and other equity-based compensation, intended to encourage actions to maximize stockholder value.

In addition, the Compensation Committee has the discretion to approve non-recurring cash bonuses. The Senior Vice Presidents of leasing and construction are currently eligible for such bonuses pursuant to their respective employment agreements. The leasing bonus is calculated quarterly, while the construction bonus is calculated upon completion of a successful construction project. These short-term incentive bonuses have the potential to raise the total compensation of a Senior Vice President to such an extent that he or she would qualify as a named executive officer under the SEC’s executive compensation rules. For example, Mr. Johnston, as our Senior Vice President, Leasing, is eligible for a quarterly leasing bonus equal to $0.75 per square foot of rentable area leased during the term of his employment (subject to annual adjustment) pursuant to leases for space in our portfolio of assets owned as of January 1, 2006. During the fiscal year ended December 31, 2007, Mr. Johnston earned $1,361,621 in leasing bonuses (and an additional $75,000 annual bonus), raising his total compensation to a level such that he is reported as a named executive officer herein.

Annual Compensation

Annual compensation consists of base salary and incentive bonuses. Our policies in effect during the fiscal year ended December 31, 2007 are described below. As noted above, we are in the process of conducting a comprehensive review of all aspects of our compensation program, including annual compensation, in conjunction with Towers Perrin.

Base Salary

The annual base salary for each of our named executive officers was initially determined at the time of hire by our Compensation Committee in consultation with senior management and outside advisors based on a number of customary factors, including a survey of competitors, memorialized in each respective officer’s employment agreement. Base salaries are reexamined annually by the Compensation Committee pursuant to the terms of such employment agreement. Current company policy calls for any adjustments to a named executive officer’s base salary to be made in January following a review of data for executives in similar positions in comparable REITs and other real estate companies. When reviewing individual base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility and competitive pay practices, as well as other subjective factors (such as the individual’s experience). These considerations necessarily vary from individual to individual and position to position. For further information on the actual base salaries paid to the named executive officers in 2007, see the table under the heading “Executive Compensation – Summary Compensation Table.”

Incentive Bonuses

Annual incentives are provided in the form of cash bonuses paid upon the attainment of certain performance objectives. A named executive officer’s employment agreement typically provides for an annual bonus within a range based on a percentage of the executive’s annual base salary, which bonus provisions were revised in April 2005 by the Compensation Committee, as described below. The bonus range in each executive’s employment agreement (or as otherwise determined by the Compensation Committee) is intended to provide guidance for such executive’s annual bonus. However, bonuses are ultimately discretionary, and are subject to final determination based upon the Compensation Committee’s evaluation of each executive’s performance.

Annual incentive bonuses are determined by first establishing a target bonus, which is the expected bonus paid for each executive meeting certain performance standards. A target bonus is typically expressed as a percentage of annual salary and is typically set forth in each named executive officer’s employment agreement. For example, a target bonus of 50% for an executive earning an annual salary of $200,000 is $100,000. The Compensation Committee then uses two performance categories to establish bonus multiples: “Personal Objectives” and “Company Performance.” Based upon measured performance in each of these categories, we award each executive a bonus multiple between 0 and 1 (a bonus multiple of 1 means that the executive’s actual annual bonus will equal his or her target bonus). An executive can earn a bonus multiple of 1 in each of the two performance categories, for a total possible bonus multiple of 2 (or 200%) of the target bonus.

Personal Objectives are milestones or goals that an individual executive seeks to achieve during the year. Personal Objectives may be objective, for example, seeking to complete a specific development project in a given fiscal year; or they may be subjective, for example, seeking to restructure the process by which we insure our assets or successfully implementing strategies that anticipate future business needs. Personal Objectives may also be goals of personal development, for example, seeking to improve the individual’s efficiency. Personal Objectives are set annually by the Chief Executive Officer together with the Board, and are linked to our strategic imperatives, including market focus, branding and marketing; leasing; acquisitions and dispositions; development; asset and property management; and stockholder value. In evaluating each executive, the Compensation Committee makes a determination as to whether that employee has met or exceeded some or all of his or her Personal Objectives. Based upon that determination, a bonus multiple between 0 and 1 is assigned to that executive. As an example, an executive meeting all Personal Objectives would be assigned a bonus multiple of 0.5, while an executive exceeding most objectives would be assigned the maximum bonus multiple of 1.0.

Company Performance objectives are separated into two metrics, each with the potential to award a bonus multiple of 0.5: (a) our Total Shareholder Return (as defined below) and (b) our rank among office REITs in the National Association of Real Estate Investment Trusts index (“NAREIT index”).

The Total Shareholder Return component of the Company Performance objectives bonus multiple is assigned based on a range of target Total Shareholder Returns. Total Shareholder Return is calculated as follows:

Total Shareholder Return	=	MPG Share Price at End of Year – MPG Share Price at Beginning of Year + Dividends
MPG Share Price at Beginning of Year

For purposes of determining the range of target Total Shareholder Return, we surveyed the returns of companies we consider to be our peer group: Alexandria Real Estate Equities, Inc.; Boston Properties, Inc.; Douglas Emmett, Inc.; BioMed Realty Trust, Inc.; Parkway Properties, Inc.; American Financial Realty Trust; Franklin Street Properties Corp.; Highwoods Properties, Inc.; Brookfield Properties Corporation; Kilroy Realty Corporation; SL Green Realty Corp.; Mack-Cali Realty Corporation; HRPT Properties Trust; Corporate Office Properties Trust; Brandywine Realty Trust; Columbia Equity Trust, Inc.; Crescent Real Estate Equity Co.; Government Properties Trust, Inc.; and Republic Property Trust. As an example, in a given fiscal year, if Total Shareholder Return is between 12.1% and 15%, the bonus multiple assigned would be 0.25, while a Total Shareholder Return greater than 18.1% would be assigned the maximum bonus multiple of 0.5.

The other half of the Company Performance objectives bonus multiple is our Percentile Rank among office REITs in the NAREIT index. As an example, in a given fiscal year, if our Percentile Rank is between 9 and 12, the bonus multiple assigned would be 0.25, while for a Percentile Rank between 1 and 4, the bonus multiple assigned would be the maximum of 0.5. In February 2007, we revised the metric to compare against office REITs by percentile rather than ordinal rank.

The guidelines for Personal Objectives and Company Performance objectives established under the incentive bonus plan for calculating 2007 bonuses were as follows:

50% Weighting		50% Weighting
		Company Performance
Personal Objectives		Absolute Total Shareholder Return (“TSR”) (25%)		Percentile Rank (25%)

Scale	Bonus Multiple Range	TSR	Multiple	TSR Rank	Multiple
Meets Some Objectives	0.00 to 0.49	0–8.9%	0.0	0–19%	0.0
Meets Objectives	0.50 (target)	9–12%	0.125	20–39%	0.125
Meets Objectives and Exceeds in Some Objectives	0.51 to 0.75	12.1–15%	0.25	40–59%	0.25
		15.1–18%	0.375	60–79%	0.375
Exceeds in Most Objectives	0.76 to 1.00	18.1%+	0.50	80–100%	0.50

Based on the guidelines set forth above, certain executives are given the opportunity to earn up to 200% of their annual base salaries based on a combination of Personal Objectives and Company Performance objectives. Notwithstanding such guidelines, the Compensation Committee retains full discretion to set target bonus designations and potential bonus multiple ranges at certain specified levels. For example, pursuant to his employment agreement, Mr. Johnston’s annual bonus multiple was based entirely upon the Company Performance objectives component and was capped at $200,000 (66% of his base salary) in 2007.

For the fiscal year ended December 31, 2007, the Compensation Committee determined that each of Messrs. Maguire, Griffiths, Rutter and Lammas had well exceeded their personal goals and should receive a bonus multiple of 1 for the Personal Objectives component of the annual bonus determination. The Total Shareholder Return component of the Company Performance objectives resulted in a multiple of 0 for 2007, based on our actual performance for 2007, and the Percentile Rank component of the Company Performance objectives resulted in a multiple of 0.375 for 2007, based on our actual performance. Thus, application of the formula above would have resulted in a bonus of 137.5% of target for each of Messrs. Maguire, Griffiths, Rutter and Lammas for 2007. However, the Compensation Committee determined in its discretion that strict adherence to the guidelines would not result in an amount indicative of the effort and achievements of such officers in 2007, including the major transactions we completed during the year; in particular, the closing of the acquisition of 24 properties and 11 development sites from Blackstone Real Estate Advisors in April 2007 (the “Blackstone Transaction”), the related financings and subsequent property dispositions required major efforts by our senior management team. Accordingly, the Compensation Committee determined to award each of Messrs. Maguire, Griffiths, Rutter and Lammas a bonus for 2007 equal to 180% of his respective target bonus.

As set forth in their respective employment agreements, in the fiscal year ended December 31, 2007 each of Messrs. Griffiths, Rutter and Lammas had a target annual bonus of 100% of their respective base salary, with an annual bonus opportunity ranging from 0% to 200% of annual base salary. In the fiscal year ended December 31, 2007, Mr. Maguire’s target annual bonus was set at 100% of his annual base salary, with an annual bonus opportunity ranging from 0% to 200% of annual base salary. Notwithstanding such bonus ranges, pursuant to their respective employment agreements, the annual bonus payable to each of Messrs. Rutter and Griffiths for the fiscal year ended December 31, 2007 was not to be less than 100% of the base salary paid to them for such year. Mr. Johnston’s target bonus was set at a fixed dollar amount of $100,000 (33% of his base salary) with a fixed dollar range of $0 to $200,000 (0% to 66% of his base salary). For further information on the actual annual incentive bonuses paid to the named executive officers in the fiscal year ended December 31, 2007, see the table under the heading “Executive Compensation – Summary Compensation Table.”

Long-Term Incentive Compensation: Our Incentive Award Plans

The Compensation Committee recognizes that while our bonus programs provide awards for positive short- and mid-term performance, equity participation creates a vital long-term partnership between executive officers and stockholders. Long-term incentives are provided to executives either through restricted stock grants or through the grant of stock options or other awards by the Compensation Committee pursuant to our Incentive Award Plan, as further described below. Subject to the terms of our Incentive Award Plan, the Compensation Committee, as plan administrator, has the discretion to determine both the recipients of awards and the terms and provisions of such awards, including the applicable exercise or purchase price, expiration date, vesting schedule and terms of exercise. Our Incentive Award Plan is subject to certain limitations on the maximum number of shares granted or cash awards payable in any calendar year.

The Compensation Committee’s discretion in granting awards under our Incentive Award Plan allows it to shape incentives according to our various strategic objectives. For example, the ability to award restricted stock and stock options allows us to both recruit and retain talented executives by providing market competitive compensation with pre-established vesting periods. The ability to grant awards combining multi-year terms and discrete evaluation periods, such as those described below under the heading “– Executive Equity Plan,” allows us to emphasize long-term performance while maintaining a quantitative focus on a year-to-year basis. Moreover, by rewarding participating executives with increasingly significant returns as stockholder value increases, the executive equity plan described below creates incentives for executives to strive for significant increases in stockholder returns.

Our policies in effect during the fiscal year ended December 31, 2007 with respect to long-term incentive compensation are described below. As noted above, we are in the process of conducting a comprehensive review of all aspects of our compensation program, including long-term incentive compensation, in conjunction with Towers Perrin.

Stock Options

The Compensation Committee may grant stock options to certain executives pursuant to the terms of our Incentive Award Plan. The exercise price of nonqualified stock options and incentive stock options must be at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to optionees who own more than 10% of our outstanding common stock on the date of grant must have an exercise price that is at least 110% of fair market value of the common stock on the grant date. Stock options granted under our Incentive Award Plan will expire no later than ten years after the date of grant, or five years after the date of grant in the case of incentive stock options granted to optionees who own more than 10% of the outstanding common stock on the grant date. Our Incentive Award Plan provides that options are exercisable in whole or in part by written notice to us, specifying the number of shares being purchased and accompanied by payment of the purchase price for such shares. Our Incentive Award Plan generally does not permit the transfer of options, but the Compensation Committee may provide that nonqualified stock options may be transferred pursuant to a domestic relations order or to a family member.

As of December 31, 2007, we had awarded stock options to only one of our named executive officers, Mr. Lucas (who was an employee at the date of grant and has since resigned effective as of February 27, 2007). Mr. Lucas received a nonqualified stock option to purchase 500,000 shares of our common stock upon consummation of our initial public offering (“IPO”) in 2003 at an exercise price of $19.00 per share. Mr. Lucas’ stock options vested in full on June 27, 2006. For further information, see the table below under the heading “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End.”

Restricted Stock Awards

The Compensation Committee may also make grants of restricted stock provided that such shares have a purchase price of no less than the par value of our common stock. For newly hired executives receiving restricted stock through negotiated employment agreements, the applicable grant date for such issuance typically corresponds with the effective date of his or her employment agreement. Restricted stock award recipients receive the same quarterly dividends as holders of our common stock (if we pay such a dividend) on the unvested portion of their restricted stock. For further information on the past awards and current holdings of restricted stock for each of our named executive officers, see the table below under the heading “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End.”

Executive Equity Plan

In April 2005, as part of the changes to our compensation program, the Compensation Committee adopted a five-year compensation program for senior management designed to provide significant upside reward for significant upside stockholder returns. This executive equity plan provides for an award pool equal to a percentage of the value created in excess of a base value. Each participant is entitled to a given percentage of the total award pool (the “performance award percentage”), which may be adjusted over time to accommodate new employees and exceptional performers. In approving the executive equity plan, the Compensation Committee reviewed a comprehensive summary of similar plans of competitors including AIMCO Properties, L.P., American Financial Realty Trust, Reckson Associates Realty Corp., SL Green Realty Corp. and UDR, Inc. (formerly United Dominion Realty Trust Inc.).

Pursuant to our Incentive Award Plan and in furtherance of the executive equity plan, we entered into performance award agreements with each of Messrs. Griffiths, Lucas, Rutter and Lammas, as well as certain other executives, pursuant to which we granted to each of them a performance award. All performance award agreements were issued to induce the applicable executive to enter into and/or remain in our service, the service of the Operating Partnership or the service of the Services Company, and as an incentive for increased efforts during such service. The performance award represents a potential incentive bonus that may become vested and earned based upon the applicable executive’s continued employment and the achievement of the performance goals set forth below. The actual amount of the performance award, if any, will be based on the applicable executive’s vested interest in a portion of the performance award pool. The size of the performance award pool varies depending upon the compound annual Total Shareholder Return (as defined below) for the applicable performance period. The performance award pool will equal:

•	10% of the Excess Shareholder Value (as defined below) if the compound annual Total Shareholder Return for the applicable performance period equals or exceeds 15%;

•	5% of the Excess Shareholder Value if the compound annual Total Shareholder Return for the applicable performance period is equal to or greater than 12% but less than 15%; and

•	2.5% of the Excess Shareholder Value if the compound annual Total Shareholder Return for the applicable performance period is equal to or greater than 9% but less than 12%.

However, in no event will the aggregate amount of the performance award pool (or the sum of all performance award pools) exceed $50.0 million.

“Total Shareholder Return” is calculated as the percentage by which the 10-day trailing average of the closing prices at the end of the applicable performance period of a share of our common stock outstanding as of April 1, 2005, increased by an amount that would be realized if all cash dividends paid during the performance period were fully reinvested in our common stock on the applicable dividend payment date, exceeds a base price equal to $23.91, which represents the 10-day trailing average of the closing prices of our common stock ending on March 31, 2005. Under the performance award agreements, “Excess Shareholder Value,” calculated with respect to the total number of OP Units and shares of our common stock outstanding at the end of the applicable performance period, is equal to the sum of (x) 50% of the value of the excess, if any, of our compound annual Total Shareholder Return (as applied to such stock and units) during the performance period over a compound annual Total Shareholder Return of 9%, plus (y) 50% of the value of the excess, if any, of our compound annual Total Shareholder Return (as applied to such stock and units) during the performance period over the greater of (i) the compound annual Total Shareholder Return of the NAREIT Office Index during the performance period and (ii) a compound annual Total Shareholder Return of 9%.

If the applicable executive remains continuously employed by us, the Operating Partnership or the Services Company until the applicable vesting date set forth below, the performance award will vest and become payable as follows:

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if we had achieved a compound annual Total Shareholder Return equivalent of at least 15% over the three-year period commencing on April 1, 2005 (the “Three Year Target”), which did not occur, the award would have vested as of March 31, 2008 in an amount equal to the product of (x) the amount of the performance award pool, calculated as of such date, multiplied by (y) the applicable executive’s performance award percentage;

•

if we did not achieve the Three Year Target but achieve a compound annual Total Shareholder Return equivalent to at least 12% but less than 15% during the four-year period commencing on April 1, 2005 (the “Four Year Target”), the award will vest as of March 31, 2009 in an amount equal to the product of (x) the amount of the performance award pool, calculated as of such date, multiplied by (y) the applicable executive’s performance award percentage;

•

if we do not achieve the Three Year Target or the Four Year Target but achieve a compound annual Total Shareholder Return equivalent to at least 9% but less than 12% during the five-year period commencing on April 1, 2005 (the “Five Year Target”), the award will vest as of March 31, 2010 in an amount equal to the product of (x) the amount of the performance award pool, calculated as of such date, multiplied by (y) the applicable executive’s performance award percentage; and

•

if we achieve the Three Year Target and/or the Four Year Target, and we subsequently achieve the Four Year Target and/or the Five Year Target, as applicable, the performance award will vest as of the applicable subsequent vesting date with respect to an additional amount equal to the excess, if any, between (x) the dollar amount of the performance award that would have become vested as of such subsequent vesting date had the Three Year Target and the Four Year Target, as applicable, not previously been achieved, and (y) the dollar amount of the performance award that had previously become vested when the Three Year Target and/or the Four Year Target was achieved.

Under their respective performance award agreements, Mr. Lucas was granted a performance award percentage of 10% and each of Messrs. Griffiths, Rutter and Lammas was granted a performance award percentage of 8%.

Performance awards will be paid in shares of our common stock or, in the discretion of the Compensation Committee, in cash (in whole or in part) at the end of the applicable performance period. In the event that performance awards are paid in shares of our common stock, the aggregate number of shares issued with respect to all performance awards may not exceed 3.0 million shares, and the issuance of shares will be subject to all applicable limits contained in our Incentive Award Plan. If shares are not available to satisfy some or all of the performance award, then the award is required to be paid in cash (to the extent of such shortfall). We currently expect to settle all performance awards (if any) in shares of our common stock.

The manner of vesting of the performance awards is governed differently in the context of a change in control. For a precise definition of change in control, and for information on the vesting of performance awards in the event of a change in control, please see the discussion below under the heading “– Severance Payments and Benefits and Change in Control Provisions.” Further, receipt of a performance award is conditioned on the continued employment of each executive, and such executive would be required to forfeit any portion of the performance award not already vested in the event the executive’s employment is terminated for any reason pursuant to its terms. Accordingly, upon the termination of employment of each of Messrs. Griffiths, Lucas and Rutter, the executive forfeited all of his respective rights, title and interest in this executive equity plan.

Performance Award Agreement of our Former Chief Executive Officer

On July 14, 2006, the Compensation Committee approved the terms of a proposed outperformance plan to Mr. Maguire under our Incentive Award Plan. The goal of the outperformance plan was to provide Mr. Maguire with an opportunity to receive a substantial reward for delivering exceptional stockholder returns, an opportunity which we felt was necessary both to provide Mr. Maguire with appropriate incentives for extraordinary company performance and to make Mr. Maguire’s compensation package commensurate with other chief executive officers in our industry. Accordingly, on August 1, 2006, we entered into a performance award agreement with Mr. Maguire that effectuated the proposed terms of the July 14, 2006 outperformance plan.

On May 17, 2008, Mr. Maguire resigned as our Chairman and Chief Executive Officer pursuant to a separation agreement with the Company. In accordance with the terms of this separation agreement, Mr. Maguire was provided certain severance benefits as described in further detail under “Employment Agreements – Former Named Executive Officers.” Mr. Maguire’s receipt of a performance award under the outperformance plan was conditioned on his continued employment as our Chief Executive Officer until July 13, 2010 and a compound annual “total shareholder return” (as such term was defined therein) by the Company equivalent to at least 15% during the period commencing on July 14, 2006 and ending on July 13, 2010. As a result of Mr. Maguire’s termination of employment, Mr. Maguire forfeited his performance award.

Timing of Awards

We do not coordinate the timing of equity award grants with the release of material non-public information nor do we time the release of material non-public information for purposes of affecting the value of executive compensation.

401(k) Plan

We have a 401(k) benefit plan available to all full-time employees who have completed 30 days of service with us (or prior to March 1, 2007, 12 months of service). Employees may contribute up to 60% of their annual compensation, limited by the maximum amount allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to such limitations of the Code, we provide a matching contribution in an amount equal to 50% of the employee contribution. Our contributions vest over the second through the sixth year of employment at a rate of 20% per year. In the fiscal year ended December 31, 2007, our contributions to the 401(k) plan were $0.6 million. Our 401(k) plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Perquisites and Other Elements of Compensation

We also provide other benefits to our executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program, including life insurance policies and matching contributions to our 401(k) plan. These types of benefits are offered to all our employees, regardless of job level. During the fiscal year ended December 31, 2007,

Messrs. Lucas, Rutter and Lammas each received matching contributions of $7,750 to their respective 401(k) plan accounts. We do not allocate life insurance premiums to individual persons since we have a group policy whose premiums are not actuarially determined.

Employment Agreements

As described above, our practice is to set forth the material terms of each executive officer’s compensation package in negotiated employment agreements. The following discussion summarizes the terms of employment agreements that we are or were a party to with each of our named executive officers for the fiscal year ended December 31, 2007, and for our new President and Chief Executive Officer, Nelson C. Rising and our new Executive Vice President, Operations, Douglas J. Gardner. In addition, we have also provided a summary of the terms of the termination of employment of certain of our named executive officers for the fiscal year ended December 31, 2007. The descriptions of each of these employment agreements and other agreements in this Proxy Statement are qualified in their entirety by the full text of such documents as previously filed with the SEC in a Current Report on Form 8-K on May 19, 2008.

Former Named Executive Officers

Mr. Lucas resigned as our Executive Vice President and Chief Financial Officer effective as of March 2, 2007, pursuant to a separation agreement dated February 27, 2007. Upon execution of the separation agreement, Mr. Lucas terminated his employment agreement and forfeited his unvested performance award. On February 27, 2007, we entered into a consulting agreement with Mr. Lucas to secure his assistance with specific projects or transactions and for management and succession matters. During the fiscal year ended December 31, 2007, we paid Mr. Lucas a total of $2,067,200 for his assistance with the consummation of the Blackstone Transaction, the closing of our Lantana construction loan, the establishment of our $530.0 million corporate credit facility and hourly consulting fees.

Mr. Maguire resigned as our Chairman of the Board and Chief Executive Officer effective as of May 17, 2008, pursuant to a separation agreement dated as of such date. Pursuant to this separation agreement, we agreed to treat Mr. Maguire’s resignation as a termination of employment by Mr. Maguire for good reason and agreed to provide a lump-sum severance payment in the amount of $2,800,000, less any amounts for federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation. Both parties acknowledged that this amount satisfied the payment due to Mr. Maguire pursuant to the terms of his employment agreement and in consideration for Mr. Maguire’s execution and non-revocation of a general release of claims.

Pursuant to Mr. Maguire’s employment agreement, the severance paid to him represented:

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a lump-sum cash payment equal to the sum of his accrued but unpaid base salary and vacation; any unpaid annual bonus earned for any fiscal year that ended on or before the date of termination; and 200% of the sum of his then-current annual base salary plus his average bonus over the prior three years; and

•	his prorated annual bonus for the year in which the termination occurred.

Additionally, pursuant to the terms of Mr. Maguire’s employment agreement and termination of employment for good reason, Mr. Maguire was also entitled to receive:

•

health benefits for two years following his termination of employment at the same cost to Mr. Maguire as in effect immediately preceding such termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer; and

•	outplacement services at our expense.

In addition, Mr. Maguire was appointed to the position of Chairman Emeritus. Mr. Maguire will be entitled to retain such title until a resolution or consent is adopted by the Board removing such title, which will not occur prior to May 17, 2010, subject to earlier termination in the event of a material breach of the terms of the separation agreement which is not cured by Mr. Maguire. So long as he retains the title of Chairman Emeritus, Mr. Maguire will be entitled to a payment of $750,000 per year to defray the costs of maintaining an office in a location other than our offices and the cost of services of two assistants and a personal driver.

On May 17, 2008, we also entered into a consulting agreement with Mr. Maguire to retain him as a consultant for a period of two years following his resignation pursuant to the terms of the separation agreement. The consulting services may, however, be terminated by us or Mr. Maguire upon 30 days’ written notice. If we terminate the consulting agreement without cause, we must pay Mr. Maguire all remaining consulting fees due under the consulting agreement. Mr. Maguire’s consulting services will not exceed 20 hours per month. Consulting fees payable to Mr. Maguire will be $10,000 per month during the consulting period plus reimbursement of reasonable expenses incurred.

On June 11, 2008, pursuant to the terms of their respective employment agreements, we provided notice to each of Mr. Griffiths, our Executive Vice President and Chief Financial Officer, and Mr. Rutter, our Executive Vice President, Major Transactions, of the termination of their employment without cause, effective as of June 30, 2008. The employment agreements for Messrs. Griffiths and Rutter each provided for severance payments and benefits and accelerated vesting of restricted stock in the event that the applicable executive’s employment was terminated by us without cause, subject to his execution and non-revocation of a general release of claims. Specifically, each of Messrs. Griffiths and Rutter were entitled to the following:

•	a lump-sum cash payment equal to 150% of the sum of his then-current annual base salary plus average bonus over the prior three years;

•	his prorated annual bonus for the year in which the termination occurred;

•	immediate vesting of any unvested shares of the restricted stock awards previously granted to him;

•

health benefits for the executive and eligible family members for 18 months following his termination of employment at the same cost to him as in effect immediately preceding such termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer; and

•	outplacement services at our expense for a period of not more than one year following the date of termination.

On June 30, 2008, we entered into a consulting agreement with Mr. Griffiths pursuant to which he has agreed to provide consulting services to us for up to 40 hours per month at a rate of $605 per hour. The consulting period is from July 1, 2008 to June 30, 2009, subject to earlier termination by either party.

Other Named Executive Officers and Certain Executive Officers Hired in Fiscal 2008

On January 1, 2006, we entered into an employment agreement with Mr. Johnston that initially conferred upon him the title of Senior Vice President, Major Lease Transactions, but provided for an automatic change of title to Senior Vice President, Leasing within 30 days of the execution and delivery of the agreement. On January 25, 2007, we entered into an amended and restated employment agreement with Mr. Lammas through which we granted him a promotion from Senior Vice President, General Counsel and Secretary, to Executive Vice President, Development, and granted him a corresponding increase in his base salary. On May 17, 2008, we entered into employment agreements with Nelson C. Rising and Douglas J. Gardner. Mr. Nelson Rising was hired as our President and Chief Executive Officer and Mr. Gardner was hired as our Executive Vice President, Operations.

The employment agreements with each of Messrs. Nelson Rising, Gardner and Lammas have a term of five years. Mr. Lammas’ employment agreement will expire on January 25, 2012, unless terminated earlier pursuant to the terms of the agreement, and provides for automatic one-year extensions thereafter unless either party provides at least 60 days advance notice otherwise. The employment agreements of Messrs. Nelson Rising and Gardner will expire on May 17, 2013, unless terminated earlier pursuant to the terms of their respective agreements. The employment agreement with Mr. Johnston provides that his employment with us is “at-will” and may be terminated by either him or us upon at least 30 days advance written notice, subject to certain obligations on our part to provide payments as described below under the heading “– Severance Payments and Benefits and Change in Control Provisions.”

The employment agreements of each of Messrs. Nelson Rising, Gardner, Lammas and Johnston provide for:

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participation in incentive, savings and retirement plans applicable generally to our senior executives or similarly situated executives (with the exception of Mr. Johnston who, aside from the leasing bonus described above and standard benefits such as our 401(k) plan, does not participate in our equity plan or other long term incentive programs); and

•	medical and other group welfare plan coverage for the executive and eligible family members, fringe benefits and paid vacation provided to our senior executives or similarly situated executives.

The employment agreements of each of Messrs. Nelson Rising and Gardner provide for base salary as follows: $950,000 for Mr. Nelson Rising and $450,000 for Mr. Gardner, subject to increase in accordance with the Company’s normal executive compensation practices. The base salaries for Messrs. Lammas and Johnston are set forth below under the heading “– Summary Compensation Table.”

The employment agreements of each of Messrs. Nelson Rising and Gardner provide for a target and maximum annual bonuses as follows: target equal to 200% and maximum equal to 300% of base salary for Mr. Nelson Rising, and target equal to 100% and maximum equal to 200% of base salary for Mr. Gardner.

Pursuant to the employment agreement of Mr. Nelson Rising, we granted him 250,000 restricted stock units subject to time vesting (“Time-Based RSUs”) and 1,250,000 restricted stock units subject to performance vesting (“Performance-Based RSUs,” and, together with the Time-Based RSUs, the “RSUs”) under our Incentive Award Plan as of May 17, 2008. Each vested RSU represents the right to receive one share of our common stock. In addition, subject to Mr. Nelson Rising’s continued employment with us as of January 2, 2009, we will grant him dividend equivalents on the RSUs with respect to ordinary quarterly cash dividends paid on our common stock (the “Ordinary Dividend Equivalents”).

Pursuant to the employment agreement of Mr. Gardner, we granted him 131,250 Time-Based RSUs, with dividend equivalents, under our Incentive Award Plan, as of May 17, 2008. In addition, upon our establishment of a new long-term equity based compensation program under our Incentive Award Plan, we will grant Mr. Gardner an award under such program subject to performance vesting. Such award will be at least equal in size to the largest such award granted to any Executive Vice President of the Company.

Pursuant to the employment agreements of each of Messrs. Nelson Rising and Gardner, as applicable, the terms of the RSUs are as follows:

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subject to the executive’s continued employment, the Time-Based RSUs will vest over a period of five years, with 20% vesting on the first anniversary of the date of grant, and the remaining 80% vesting pro rata on a daily basis over the next four years;

•	the Performance-Based RSUs will have a time-based vesting component and a performance-based vesting component, both of which must be satisfied in order for the RSUs to vest. The time-based component is similar to the five-year vesting schedule for the Time-Based RSUs described above. The performance-based component will be satisfied in cumulative installments with respect to 20% of the RSUs in the event that we attain stock price targets of $25.00, $30.00, $35.00, $40.00 and $45.00, respectively, prior to the fifth anniversary of the grant date;

•

the RSUs are also subject to full or partial accelerated vesting under certain circumstances in the event of a termination of the executive’s employment without cause, for good reason (each as defined in the executive’s employment agreement) or due to the executive’s death or disability, or upon a change in control, each as set forth in the applicable RSU agreement; and

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all vested RSUs will be distributed in shares of our common stock, or, at our option, paid in cash upon the earliest to occur of (1) the fifth anniversary of the grant date, (2) the occurrence of a change in control (as defined in the RSU agreements), or (3) the executive’s separation from service.

The employment agreements for each of Messrs. Nelson Rising, Gardner, Lammas and Johnston contain standard confidentiality provisions that apply indefinitely and non-solicitation provisions that apply during the term of the employment agreements and for a one-year (in the case of Mr. Johnston) or a two-year (in the case of Messrs. Nelson Rising, Gardner and Lammas) period thereafter. The agreements also provide for reimbursement of all reasonable business expenses incurred and for the amount of compensation to be “grossed up” as necessary (on an after-tax basis) to compensate for any additional social security withholding taxes due as a result of the executives’ shared employment by the Operating Partnership, the Company and, if applicable, any subsidiary and/or affiliate thereof. The employment agreements for Messrs. Nelson Rising, Gardner and Lammas provide for severance payments and benefits in the event that the employment of the executive is terminated by us without cause, by the executive for good reason, or by reason of the executive’s death or disability. Each of these executives is also entitled to certain severance payments and benefits for terminations arising out of a change in control. Mr. Johnston is also entitled to certain severance payments, but only in the event that his employment was terminated by us without cause. A detailed discussion of severance payments and benefits is set forth below under the heading “– Severance Payments and Benefits and Change in Control Provisions.”

Severance Payments and Benefits and Change in Control Provisions

Severance Payments and Benefits

In order to achieve our objective of attracting and retaining the most talented executives, as well as motivating such executives throughout their tenure with us, we believe that it is vital to provide our executive officers with severance payments and benefits that are in line with those offered by our peer group companies.

To this end, we have agreed to severance payments and benefits to our Executive Vice Presidents and above (currently Messrs. Nelson Rising, Gardner and Lammas) that protect said executives against termination by us without cause or by the executive for good reason. We also have agreed to a severance payment to Mr. Johnston and other Senior Vice Presidents in the event that their employment is terminated by us without cause.

In each of the employment agreements of Messrs. Nelson Rising, Gardner and Lammas, cause is defined as the occurrence of any one or more of the following events, unless the applicable executive fully corrects the circumstances constituting cause within a reasonable period of time after receipt of the notice of termination:

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the executive’s willful and continued failure to substantially perform his duties with us (other than any such failure resulting from the executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a notice of termination for good reason);

•	the executive’s willful commission of an act of fraud or dishonesty resulting in economic or financial injury to us;

•	the executive’s conviction of, or entry by the executive of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude;

•	a willful breach by the executive of his fiduciary duty to us which results in economic or other injury to us; or

•	the executive’s willful and material breach of certain covenants set forth in the executive’s employment agreement.

In addition, in each of the above employment agreements, good reason is defined as the occurrence of any one or more of the following events without the applicable executive’s prior written consent, unless we fully correct the circumstances constituting good reason (if such circumstances are capable of correction) prior to the date of termination:

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the assignment to the executive of any duties materially inconsistent in any respect with the executive’s position, authority, duties or responsibilities, or any other action by us which serves to diminish the executive’s position, authority, duties or responsibilities, except for isolated, insubstantial and inadvertent actions that are not taken in bad faith and which we promptly remedy upon receiving notice of such;

•	our reduction of the executive’s base salary or annual bonus opportunity;

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the relocation of our offices to a location more than 30 miles away from the location at which the executive is principally employed, or a requirement by us that the executive be based at a location more than 30 miles away from the location at which he is principally employed, except for required travel on company business to an extent substantially consistent with the executive’s present business travel obligations;

•	our failure, in the event of a change in control, to obtain a satisfactory agreement from any successor to assume and agree to perform the executive’s employment agreement; or

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our failure to cure a material breach of our obligations under the executive’s employment agreement after written notice is delivered to the Board by the executive that specifically identifies the manner in which the executive believes that we have breached our obligations under the employment agreement and where we are given a reasonable opportunity to cure any such breach.

In addition to the events that constitute good reason above, in the case of Mr. Nelson Rising, good reason also includes the following:

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our failure to cause Mr. Nelson Rising to be nominated by the Board to stand for election to the Board at any meeting of our stockholders during which any such election is held and whereby Mr. Nelson Rising’s term as director will expire if he is not reelected, the Board’s failure to appoint Mr. Nelson Rising to serve on the executive committee of the Board should such a committee be established, the Board’s reappointment of Mr. Maguire as Chairman of the Board or the Board’s nomination of Mr. Maguire to stand for election to the Board at any meeting of our stockholders during which any such election is held, in each case unless any of the events constituting cause have occurred; or

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our bylaws do not provide that (A) the Chief Executive Officer has the power to call meetings of the Board and special meetings of the stockholders, or (B) the agendas for meetings of the Board shall be set by the Chairman of the Board in consultation with the Chief Executive Officer.

In addition to the events that constitute good reason above, in the case of Mr. Gardner, good reason also includes a termination of the employment of Mr. Nelson Rising either by us without cause, or by Mr. Nelson Rising for good reason (each as defined in Mr. Nelson Rising’s employment agreement).

In the event that either of Messrs. Nelson Rising or Gardner is terminated by us without cause or if the executive terminates his employment for good reason prior to a change in control (as defined below), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•

lump-sum cash payment equal to 200% (in the case of Mr. Nelson Rising) or 150% (in the case of Mr. Gardner) of the sum of his then-current annual base salary plus the greater of the executive’s annual bonus earned from the year immediately preceding such date of termination or his target annual bonus for such year;

•	his prorated annual bonus for the year in which the termination occurs;

•

health benefits for the executive and eligible family members for 18 months following his termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer;

•	outplacement services at our expense for up to one year following the date of termination; and

•	accelerated vesting of any unvested portion of any RSUs pursuant to the terms and conditions set forth in the RSU award agreements.

In addition, if either of Messrs. Nelson Rising or Gardner’s employment is terminated by reason of his death or disability during his employment period, he or his estate or beneficiaries, as applicable, will be entitled to the following benefits:

•	100% of his annual base salary, as in effect on the date of termination;

•	his prorated annual bonus for the year in which the termination occurs;

•

health benefits for Mr. Nelson Rising and his eligible family members for 12 months following his termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer; and

•	accelerated vesting of any unvested portion of any RSUs pursuant to the terms and conditions set forth in the RSU award agreements.

In addition, if either of Messrs. Nelson Rising or Gardner’s employment is terminated by reason of expiration of the applicable employment period, the executive will be entitled to payment of a prorated bonus for the year of termination.

In the event that Mr. Lammas is terminated by us without cause or terminates his employment for good reason prior to a change in control (as defined below), he will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	lump-sum cash payment equal to 150% of the sum of his then-current annual base salary plus average bonus over the prior three years;

•	his prorated annual bonus for the year in which the termination occurs;

•	immediate vesting of any unvested shares of the restricted stock awards previously granted to him;

•

health benefits for the executive and eligible family members for 18 months following his termination of employment at the same cost to him as in effect immediately preceding such termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer; and

•	outplacement services at our expense for up to one year following the date of termination.

If Mr. Lammas is terminated by reason of his death or disability during his employment period, he or his estate or beneficiaries, as applicable, will be entitled to the following payments and benefits:

•	100% of his annual base salary, as in effect on the date of termination;

•	his prorated annual bonus for the year in which the termination occurs; and

•

health benefits for the executive and eligible family members for 12 months following his termination of employment at the same cost to him as in effect immediately preceding such termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer.

In addition, we also provide severance payments to Mr. Johnston in the event that his employment is terminated by us without cause, subject to his execution and non-revocation of a general release of claims. Specifically, if the termination had occurred during the 2007 calendar year, we would have paid Mr. Johnston a lump-sum cash severance payment equal to $1,000,000 (this is the same amount that would have been paid to Mr. Johnston as severance in 2006 had he been terminated without cause in such year). If the termination occurs any time thereafter (January 1, 2008 or later), we will pay to Mr. Johnston a lump-sum cash severance payment equal to the sum of (a) 100% of his then current annual base salary and (b) an amount equal to the average annual leasing bonus paid to him for all of the calendar years of his employment prior to the calendar year of his termination.

Cause is defined in Mr. Johnston’s employment agreement as any of the following: (a) failure by Mr. Johnston to effectively perform his duties under the employment agreement after being advised of such failure and not correcting his performance within 30 days of receipt of such notice; (b) his conviction of a felony or any crime involving moral turpitude; (c) fraud, misrepresentation, or breach of trust by him in the course of his employment which materially and adversely affects the Company, the Operating Partnership or the Services Company or any of their assets; or (d) a breach of any material provision of his employment agreement. In no event will Mr. Johnston or his estate or beneficiaries be entitled to any payments under the employment agreement upon any termination of his employment by reason of death or disability.

Change in Control Provisions

Consistent with our commitment to providing competitive compensation packages, we also offer our Executive Vice Presidents and Chief Executive Officer severance payments and benefits in the event of a change in control if the executive is terminated by us without cause or if the executive terminates his employment with us for good reason within a specified period of time or if the executive terminates his employment for any reason within a specified period of time following the anniversary of a change in control. A change in control is defined in each applicable executive’s employment agreement as the occurrence of any of the following events:

•

(1) the direct or indirect acquisition, by any person or group,[2] of beneficial ownership of our voting securities that represent 35% or more of the combined voting power of the then outstanding voting securities, other than:

[2]	Notwithstanding the above, an acquisition of our securities by us which causes our voting securities beneficially owned by a person or group to represent 35% or more of the combined voting power of our then outstanding voting securities does not constitute a change in control, unless that person or group subsequently becomes the beneficial owner of any additional voting securities.

•

an acquisition of securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by us or any person controlled by us or by any employee benefit plan (or related trust) sponsored or maintained by us or any person controlled by us, or

•	an acquisition of securities by us or a corporation owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our stock, or

•	an acquisition of securities pursuant to a transaction described in clause (3) below that would not be a change in control under that clause; or

•	in the case of Mr. Lammas, any direct or indirect acquisition of securities by Robert F. Maguire III or his family, or any entity controlled thereby;

•

(2) individuals (in the case of Messrs. Nelson Rising and Gardner, excluding, for the avoidance of doubt, Robert F. Maguire III) who, as of the applicable employment agreement’s effective date, constitute the Board (the incumbent board) cease for any reason to constitute at least a majority of the Board; however, in general, any individual (in the case of Messrs. Nelson Rising and Gardner, excluding, for the avoidance of doubt, Robert F. Maguire III) who becomes a director after the applicable employment agreement’s effective date whose election by our stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the incumbent board will be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an (in the case of Messrs. Nelson Rising and Gardner, actual or threatened) election contest with respect to the election or removal of directors or other (in the case of Messrs. Nelson Rising and Gardner, actual or threatened) solicitation of proxies or consents by or on behalf of a person other than the Board;

•

(3) the consummation by us (whether directly involving us or indirectly involving us through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of our assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

•

which results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least 50% of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

•

after which no person or group beneficially owns voting securities representing 35% or more of the combined voting power of the successor entity; however, no person or group will be treated as beneficially owning 35% or more of combined voting power of the successor entity solely as a result of the voting power held in us prior to the consummation of the transaction; or

•	(4) approval by our stockholders of our liquidation or dissolution.

In the event of an actual or constructive termination pursuant to a change in control, we provide more generous severance payments and benefits in comparison to the scenarios described above. This difference exists to reflect the unique concerns an executive faces upon a change in control. As applied to the Chief Executive Officer, a change in control can materially alter the authorities and responsibilities of the Chief Executive Officer and can fundamentally affect the Chief Executive Officer’s perceived role in our affairs if by virtue of the change in control he is to report to a different Board of Directors than that which was originally before him. Changes in corporate organization could lead to the Chief Executive Officer’s actual termination or to his constructive termination if the changes are so significant as to render him effectively unable to function in the new environment. Our change in control provisions are thus designed to appropriately compensate our Chief Executive Officer for such a possibility.

We also recognize that in the absence of a severance package, the potential of a change in control would result in a similar situation with respect to members of senior management at the Executive Vice President level. The possibility of a change in control and its attendant organizational changes creates uncertainties regarding the executives’ employment status and raises legitimate concerns for any executive in making the decision to join or remain with us. In order to remain competitive in the market for retaining and hiring top level executives, our severance payments and benefits packages are designed to compensate these executives for the uncertainties related to any change in control.

Under the employment agreements of each of Mr. Nelson Rising and Mr. Gardner, if a change in control occurs during the executive’s employment period and his employment is terminated (a) by us without cause or by the executive for good reason, in each case within two years after the effective date of the change in control or (b) by the executive for any reason on or within 30 days after the one-year anniversary of the effective date of the change in control, then the executive will be entitled to the payments and benefits as though the executive’s employment was terminated without cause or for good reason as set forth above under the heading “– Severance Payments and Benefits,” except that the lump-sum cash severance payment multiple will be 300% (in the case of Mr. Nelson Rising) and 200% (in the case of Mr. Gardner).

Under Mr. Lammas’ employment agreement, if a change in control occurs during his employment period and the employment is terminated (a) by us without cause or by Mr. Lammas for good reason, in each case within two years after the effective date of the change in control or (b) by Mr. Lammas for any reason on or within 30 days after the one-year anniversary of the effective date of the change in control, then Mr. Lammas will be entitled to the payments and benefits as though his employment was terminated without cause or for good reason as set forth above under the heading “– Severance Payments and Benefits,” except that (i) the lump-sum cash severance payment multiple will be 200%, (ii) the period during which Mr. Lammas will be entitled to health insurance coverage will be 24 months, and (iii) all outstanding stock options, restricted stock and other equity awards (other than the performance award) held by Mr. Lammas will become fully vested.

In the case of our Chief Executive Officer and our other named executive officers, we believe that it is important to provide the severance payments and benefits in both the case of actual termination and the case of constructive termination. Including instances of constructive termination in the types of termination covered by our severance packages ensures that any eventual acquirer of the Company could not avoid paying severance by intentionally fostering a difficult work environment for the executives, thereby greatly increasing the chance of their voluntary exit. For further information on the actual payouts, please see the table below under the heading “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Impact of Tax and Accounting Treatment on Executive Compensation

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to any named executive officers, other than compensation that is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing our executives with appropriate rewards for their performance. In the appropriate circumstances, however, the Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to ensure our executive officers are compensated in a manner consistent with our best interests and those of our stockholders.

Parachute Payments

Under each of the named executive officers’ employment agreements (except for Mr. Johnston), we have agreed to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment. Each of our named executive officers will also be entitled to a full tax gross-up relating to any additional social security withholding resulting from his simultaneous employment by the Company, the Operating Partnership and the Services Company.

Section 409A

In order to comply with the provisions of Section 409A of the Code, no compensation or benefits, including any severance payments or benefits, will be paid to any of our named executive officers during the six-month period following any such executive’s separation from service if we determine that paying such amounts according to the timing contemplated by the executive’s employment agreement would result in the executive’s incurrence of additional taxes under Section 409A of the Code. In the event we make such a determination, we will instead pay to the executive a lump-sum amount representing the cumulative amount that would have otherwise been payable to the executive during such six-month period. This lump-sum payment will be made on the first day following the end of the six-month period.

SFAS No. 123(R)

Under SFAS No. 123(R), we are required to account for all stock compensation issued to our employees at fair value, including the executive equity plan. We must measure the cost of employee services received in exchange for equity awards based on grant-date fair value and recognize such cost over the period during which an employee is required to provide services in exchange for the award. Grant-date fair value is estimated using appropriate option-pricing models. In connection with the adoption of our current executive compensation structure, we engaged Standard & Poors (presently operating under the name “Duff & Phelps”) to assist us in the calculation of grant date fair value of the awards to be issued under our executive equity plan and Mr. Maguire’s performance plan in accordance with SFAS No. 123(R).

Stock Ownership Guidelines

While we encourage stock ownership by our executive officers and directors, we do not currently have formal stock ownership requirements. In addition, we do not have a policy in place regarding the ability of our executive officers or directors to engage in hedging activities with respect to our common stock.

Our independent directors receive 7,500 options to purchase our common stock upon their initial election to the Board, and an additional 5,000 options and 1,000 shares of restricted common stock upon any subsequent elections. For more information regarding stock-based compensation for the Board, see the discussion below under the heading “– Compensation of Directors.”

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

George A. Vandeman, Chair

Andrea L. Van de Kamp

Jonathan M. Brooks

Christine N. Garvey

*	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any filing by us under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Summary Compensation Table

The following table summarizes the compensation earned by each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2007 and 2006:

SUMMARY COMPENSATION TABLE

Name and Principal Position(s)	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Robert F. Maguire III (6)	2007	600,000	—	2,722,007	—	1,080,000	—	4,402,007
Chairman and Chief Executive Officer	2006	600,000	—	1,264,846	—	900,000	855	2,765,701
Martin A. Griffiths (7)	2007	450,000	—	1,596,261	—	810,000	204,722	3,060,983
Executive Vice President and Chief Financial Officer	2006	225,000	—	798,255	—	337,500	114,255	1,475,010
Dallas E. Lucas (8)	2007	78,462	—	—	—	—	2,074,950	2,153,412
Executive Vice President and Chief Financial Officer	2006	450,000	—	349,478	101,114	675,000	251,370	1,826,962
Paul S. Rutter (9)	2007	450,000	—	1,596,261	—	810,000	212,472	3,068,733
Executive Vice President, Major Transactions	2006	225,000	—	798,255	—	337,500	114,255	1,475,010
Mark T. Lammas	2007	375,000	—	879,547	—	675,000	137,524	2,067,071
Executive Vice President, Investments	2006	337,500	—	712,845	—	562,500	178,891	1,791,736
Peter K. Johnston	2007	300,000	—	—	—	75,000	1,361,621	1,736,621
Senior Vice President, Leasing	2006	300,000	—	—	—	175,000	1,330,536	1,805,536

(1)	Amounts shown in Column (c) represent the base salary amount earned by the named executive officer.

(2)	Amounts shown in Column (e) represent the amounts recognized for financial statement reporting purposes during 2007 and 2006 in accordance with SFAS No. 123(R). Pursuant to the rules and regulations of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The awards for which expense is shown in Column (e) were granted in 2004, 2005 and 2006.

(3)	Amount shown in Column (f) represents the amount recognized for financial statement reporting purposes during 2006 in accordance with SFAS No. 123(R). Pursuant to the rules and regulations of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The award for which expense is shown in Column (f) was granted in 2003. For a discussion of the assumptions used in calculating such amounts, see Item 8 “Financial Statements and Supplementary Data – Note 2 to the Consolidated Financial Statements” in our Annual Report on Form 10-K/A filed with the SEC on April 28, 2008.

(4)	Amounts shown in Column (g) represent the annual bonus earned by the named executive officer.

(5)	Amounts shown in Column (h) for: (a) Mr. Griffiths represent dividends he received on his unvested restricted stock during 2007, (b) Mr. Lucas represent consulting fees received pursuant to the terms of his consulting agreement totaling $2,067,200 and company matching contributions to our 401(k) plan totaling $7,750 during the fiscal year ended December 31, 2007, (c) Mr. Rutter represent dividends he received on his unvested restricted stock of $204,722 and company matching contributions to our 401(k) plan totaling $7,750 during the fiscal year ended December 31, 2007, (d) Mr. Lammas represent dividends he received on his unvested restricted stock of $129,774 and company matching contributions to our 401(k) plan totaling $7,750 during the fiscal year ended December 31, 2007 and (e) Mr. Johnston represent leasing commissions earned during the fiscal year ended December 31, 2007.

(6)	Mr. Maguire resigned from his roles as Chief Executive Officer, Chairman of the Board and director on May 17, 2008, pursuant to a separation agreement, dated as of May 17, 2008. Pursuant to the terms of this separation agreement, Mr. Maguire became entitled to severance benefits in the amount of $2,800,000, less any amounts for federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation. For further information on Mr. Maguire’s resignation, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

(7)	Mr. Griffiths was terminated without cause from his role as Executive Vice President and Chief Financial Officer effective as of June 30, 2008. Pursuant to the terms of his employment agreement, upon termination Mr. Griffiths received any accrued but unpaid base salary and vacation and any unpaid annual bonus earned for the fiscal year ended December 31, 2007.

(8)	Mr. Lucas resigned from his role as Executive Vice President and Chief Financial Officer as of March 2, 2007, pursuant to a separation agreement, dated as of February 27, 2007.

(9)	Mr. Rutter was terminated without cause from his role as Executive Vice President, Major Transactions effective as of June 30, 2008. Pursuant to the terms of his employment agreement, upon termination Mr. Rutter received any accrued but unpaid base salary and vacation and any unpaid annual bonus earned for the fiscal year ended December 31, 2007.

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to each of our named executive officers during the fiscal year ended December 31, 2007. For actual awards earned by our named executive officers during the fiscal year ended December 31, 2007, see “– Summary Compensation Table.”

GRANTS OF PLAN-BASED AWARDS

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)
(a)	(b)	(c)	(d)	(e)
Robert F. Maguire III (5)	1/1/2007	150,000	600,000	1,200,000
Martin A. Griffiths (6)	1/1/2007	112,500	450,000	900,000
Dallas E. Lucas (7)	1/1/2007	—	—	—
Paul S. Rutter (8)	1/1/2007	112,500	450,000	900,000
Mark T. Lammas	1/1/2007	93,750	375,000	750,000
Peter K. Johnston	1/1/2007	—	100,000	200,000

(1)	The grant date for annual incentive bonuses is deemed to be January 1, 2007.

(2)	Amounts shown in Column (c) represent the minimum amount expected to be paid to our named executives under this plan. Amounts shown in Column (c) were calculated using a bonus multiple of 0.25 for Personal Objectives and a bonus multiple of 0 for Company Performance objectives for Mr. Maguire, Mr. Griffiths, Mr. Rutter and Mr. Lammas multiplied by their respective annual target bonuses, which are defined as 100% of their annual base salary per the terms of their respective employment agreements. Mr. Johnston’s annual bonus is calculated based solely on Company Performance objectives per the terms of his employment agreement. Mr. Johnston’s threshold amount would be zero.

(3)	Amounts shown in Column (d) represent a bonus multiple of 0.50 for Personal Objectives and a bonus multiple of 0.50 for Company Performance objectives for Mr. Maguire, Mr. Griffiths, Mr. Rutter and Mr. Lammas multiplied by their respective annual target bonuses. Mr. Johnston’s annual bonus is calculated based solely on a bonus multiple of 1.0 for Company Performance objectives. His stated target bonus in his employment agreement is $100,000.

(4)	Amounts shown in Column (e) represent a bonus multiple of 1.0 for Personal Objectives and a bonus multiple of 1.0 for Company Performance objectives for Mr. Maguire, Mr. Griffiths, Mr. Rutter and Mr. Lammas multiplied by their respective annual target bonuses. Mr. Johnston’s annual bonus is calculated based solely on a bonus multiple of 2.0 for Company Performance objectives. His stated maximum bonus in his employment agreement is $200,000.

(5)	Mr. Maguire resigned from his roles as Chief Executive Officer, Chairman of the Board and director on May 17, 2008, pursuant to a separation agreement, dated as of May 17, 2008. Mr. Maguire remains entitled to his 2007 annual bonus to the extent it remains unpaid. For further information on Mr. Maguire’s resignation, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

(6)	Mr. Griffiths was terminated without cause from his role as Executive Vice President and Chief Financial Officer effective as of June 30, 2008, but was still entitled to the unpaid portion (if any) of his annual bonus for the fiscal year ended December 31, 2007. For further information on Mr. Griffith’s termination, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

(7)	Mr. Lucas resigned from his role as Executive Vice President and Chief Financial Officer as of March 2, 2007, pursuant to a separation agreement, dated as of February 27, 2007. Mr. Lucas was not eligible for an award under this plan during the fiscal year ended December 31, 2007.

(8)	Mr. Rutter was terminated without cause from his role as Executive Vice President, Major Transactions effective as of June 30, 2008, but was still entitled to the unpaid portion (if any) of his annual bonus for the fiscal year ended December 31, 2007. For further information on Mr. Rutter’s termination, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

The award paid to Mr. Johnston in February 2008 was 75% of his target. The awards paid to Mr. Maguire, Mr. Griffiths, Mr. Rutter and Mr. Lammas in February 2008 were 180% of their respective target annual bonuses, each of which included a discretionary adjustment determined by the Compensation Committee that increased the payment from 137.5% of target as calculated under the terms of the Incentive Award Plan. For more information, see the discussion under the heading “Compensation Discussion and Analysis – Annual Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards for each of our named executive officers as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert F. Maguire III	—	—	—	—	—	—	—	—	—
Dallas E. Lucas (3)	—	—	—	—	—	—	—	—	—
Martin A. Griffiths (4)	—	—	—	—	—	113,734	3,351,741	—	4,000,000
Paul S. Rutter (4)	—	—	—	—	—	113,734	3,351,741	—	4,000,000
Mark T. Lammas (5)	—	—	—	—	—	73,028	2,152,135	—	4,000,000
Peter K. Johnston	—	—	—	—	—	—	—	—	—

(1)	Amounts shown in Column (h) represent the number of shares of unvested restricted stock shown in Column (g) multiplied by $29.47, the closing market price of our common stock on the NYSE on December 31, 2007.

(2)	Other than for Mr. Maguire, amounts shown in Column (j) reflect the maximum amount potentially payable under each executive’s performance award agreement. Other than Mr. Maguire, each executive’s performance award is designated as a specified percentage interest of an aggregate performance award pool which is based on “excess shareholder value” (as defined in the executive’s performance award agreement) created during the applicable performance period.

Mr. Maguire’s performance award is also based on the “excess shareholder value” created during his performance period, which vests in an amount equal to 10% of the excess shareholder value created during his performance period, assuming that the target performance measure has been attained. In no event will the number of shares of our common stock issued pursuant to Mr. Maguire’s award exceed 1.4 million shares, and the dollar value of the award will not exceed the product of (x) 1.4 million shares of our common stock (subject to adjustment as provided by our Incentive Award Plan) and (y) the fair market value of our common stock on the date the award becomes vested.

Mr. Maguire resigned from his roles as Chief Executive Officer, Chairman of the Board and director on May 17, 2008, pursuant to a separation agreement, dated as of May 17, 2008. As a result of Mr. Maguire’s termination of employment, Mr. Maguire forfeited his performance award.

(3)	Mr. Lucas resigned from his role as Executive Vice President and Chief Financial Officer as of March 2, 2007, pursuant to a separation agreement, dated as of February 27, 2007. Pursuant to the terms of his separation agreement, Mr. Lucas forfeited all rights, title and interest in the executive equity plan upon his resignation.

(4)	Pursuant to their respective employment agreements, we granted Mr. Griffiths and Mr. Rutter each 142,167 shares of restricted stock that vest ratably over 5 years, 20% of which vested on June 30, 2007. Effective as of June 30, 2008, Messrs. Griffiths and Rutter were terminated without cause from their roles as Executive Vice President and Chief Financial Officer and Executive Vice President, Major Transactions, respectively. Pursuant to their respective employment agreements, all remaining shares of restricted stock were immediately vested in full as of such effective date of termination. For further information on Messrs. Griffiths’ and Rutter’s termination, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

(5)	On June 27, 2004, we granted Mr. Lammas 80,808 shares of restricted stock. This award vests ratably over 5 years, 20% of which vested on the date of grant and 20% of which vested on June 27, 2005, 2006 and 2007. The remaining 16,161 shares vested on June 27, 2008.

Upon appointment to the role of Executive Vice President, Development on June 30, 2006, we granted Mr. Lammas 56,867 shares of restricted stock. One-half of this award will vest on June 30, 2009 and the remainder will vest on June 30, 2010.

Option Exercises and Stock Vested

The following table summarizes option exercises and vesting of stock awards for each of our named executive officers during the fiscal year ended December 31, 2007:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Robert F. Maguire III	—	—	—	—
Martin A. Griffiths (1)	—	—	28,433	976,105
Dallas E. Lucas (2), (3)	207,100	3,521,610	—	—
Paul S. Rutter (1)	—	—	28,433	976,105
Mark T. Lammas (4)	—	—	16,162	552,902
Peter K. Johnston	—	—	—	—

(1)	Amounts shown in Column (e) for Mr. Griffiths and Mr. Rutter represent the value of 28,433 shares of restricted stock that vested on June 30, 2007 based on a per-share value of $34.33, the closing market price of our common stock on the NYSE on June 29, 2007. No amount realized upon vesting has been deferred.

(2)	Mr. Lucas resigned from his role as Executive Vice President and Chief Financial Officer as of March 2, 2007, pursuant to a separation agreement, dated as of February 27, 2007.

(3)	Amount shown in Column (c) represents the value Mr. Lucas received upon exercise of nonqualified stock options during the fiscal year ended December 31, 2007.

On May 10, 2007, Mr. Lucas exercised 70,000 options in a series of transactions. The exercise price per share was $19.00, and the weighted average market price per share at the time of exercise was $37.16. The value realized by Mr. Lucas upon exercise was $1,271,075. No amount realized upon exercise has been deferred.

On May 21, 2007, Mr. Lucas exercised 35,000 options in a series of transactions. The exercise price per share was $19.00, and the weighted average market price per share at the time of exercise was $34.17. The value realized by Mr. Lucas upon exercise was $531,068. No amount realized upon exercise has been deferred.

On May 29, 2007, Mr. Lucas exercised 50,000 options in a series of transactions. The exercise price per share was $19.00, and the weighted average market price per share at the time of exercise was $35.59. The value realized by Mr. Lucas upon exercise was $829,280. No amount realized upon exercise has been deferred.

On May 30, 2007, Mr. Lucas exercised 52,100 options in a series of transactions. The exercise price per share was $19.00, and the weighted average market price per share at the time of exercise was $36.09. The value realized by Mr. Lucas upon exercise was $890,187. No amount realized upon exercise has been deferred.

(4)	Amount shown in Column (e) for Mr. Lammas represents the value of 16,162 shares of restricted stock that vested on June 27, 2007 based on a per-share value of $34.21, the closing market price of our common stock on the NYSE on June 27, 2007. No amount realized upon vesting has been deferred.

Potential Payments upon Termination or Change in Control

Each of our named executive officers has an employment agreement providing for his position, pay and benefits. These employment agreements contain provisions for severance payments and benefits to be paid in the event of certain terminations of employment. Additionally, some of our employee compensation plans contain provisions that apply in the event of a change in control, and our named executive officers would benefit from these provisions. See the discussion above under the heading “— Severance Payment and Benefits and Change in Control Provisions.”

Termination with Severance, No Change in Control

The following table summarizes the payments and benefits that would have been provided to each of our named executive officers as if his employment had terminated on December 31, 2007 under circumstances entitling him to severance benefits, but not following a change in control:

	Cash Lump Sum
Name	Multiple of Salary and Bonus ($) (1)	Chairman Outperformance Plan ($)	Executive Equity Plan ($)	Value of Restricted Stock Vesting Acceleration ($) (2)	Value of Employee Benefits ($) (3)	280G Tax Gross Up ($)	Total Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert F. Maguire III (4)	2,880,000	—	—	—	28,560	—	2,908,560
Martin A. Griffiths (5)	2,497,500	—	—	3,351,741	39,649	—	5,888,890
Dallas E. Lucas (6)	—	—	—	—	—	—	—
Paul S. Rutter (7)	2,497,500	—	—	3,351,741	32,962	—	5,882,203
Mark T. Lammas	1,862,500	—	—	2,152,135	39,649	—	4,054,284
Peter K. Johnston	1,000,000	—	—	—	—	—	1,000,000

(1)	Amount shown in Column (b) for Mr. Maguire is a lump-sum cash payment equal to 200% of the sum of his then-current annual base salary plus average bonus over the prior three years as per the terms of his employment agreement plus his 2007 annual bonus which was paid in February 2008. For Mr. Griffiths, Mr. Rutter and Mr. Lammas, the amount shown is a lump-sum cash payment equal to 150% of the sum of their then-current annual base salary plus average bonus over the prior three years as per the terms of each of their employment agreements plus their 2007 annual bonus which was paid in February 2008. Per Mr. Johnston’s employment agreement, a fixed amount of $1,000,000 is to be paid to him upon termination during the fiscal year ended December 31, 2007.

(2)	Amount shown in Column (e) represents 113,734 shares of unvested restricted stock for both Mr. Griffiths and Mr. Rutter and 73,028 shares of unvested restricted stock for Mr. Lammas as of December 31, 2007 multiplied by $29.47, the closing market price of our common stock on the NYSE on December 31, 2007. These awards vest upon termination as per the terms of their respective employment agreements.

(3)	Amount shown in Column (f) represents the amount due to Mr. Maguire for a maximum of up to 24 months and for Mr. Griffiths, Mr. Rutter and Mr. Lammas for a maximum of up to 18 months for health benefits from termination at coverage levels that were in effect immediately preceding termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer. We have also included an estimate of the cost of outplacement services for Mr. Maguire, Mr. Griffiths, Mr. Rutter and Mr. Lammas for a period of up to one year. Mr. Johnston is not entitled to any health benefits coverage or outplacement services after his termination per the terms of his employment agreement.

(4)	Mr. Maguire resigned from his roles as Chief Executive Officer, Chairman of the Board and director on May 17, 2008, pursuant to a separation agreement, dated as of May 17, 2008. Pursuant to the terms of this separation agreement, we paid Mr. Maguire severance benefits in the amount of $2,800,000, less any amounts for federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation. Mr. Maguire also remains entitled to his prorated annual bonus, if any, for the fiscal year ending December 31, 2008; health benefits; limited outplacement services; and certain other benefits. For further information on Mr. Maguire’s resignation, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

(5)	Mr. Griffiths was terminated without cause from his role as Executive Vice President and Chief Financial Officer effective as of June 30, 2008. Pursuant to his employment agreement, upon such termination Mr. Griffiths became entitled to a cash severance representing his accrued but unpaid base salary and vacation; any unpaid annual bonus earned for 2007; and 150% of his then current annual base salary plus average bonus over the prior three years. Mr. Griffiths also remains entitled to his prorated annual bonus, if any, for the fiscal year ending December 31, 2008; health benefits; limited outplacement services; and certain other benefits. For further information on Mr. Griffith’s termination, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

(6)	Mr. Lucas resigned from his role as Executive Vice President and Chief Financial Officer as of March 2, 2007, pursuant to a separation agreement, dated as of February 27, 2007. Per the terms of his separation agreement, we are not obligated to pay him any termination benefits as of December 31, 2007.

(7)	Mr. Rutter was terminated without cause from his role as Executive Vice President, Major Transactions effective as of June 30, 2008. Pursuant to his employment agreement, upon such termination Mr. Rutter became entitled to cash severance representing his accrued but unpaid base salary and vacation; any unpaid annual bonus earned for 2007; and 150% of his then current annual base salary plus average bonus over the prior three years. Mr. Rutter also remains entitled to his prorated annual bonus, if any, for the fiscal year ending December 31, 2008; health benefits; limited outplacement services; and certain other benefits. For further information on Mr. Rutter’s termination, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

The following table summarizes the payments and benefits that would be provided to each of Messrs. Nelson Rising and Gardner if his employment were terminated on December 31, 2008 under circumstances entitling him to severance benefits, but not following a change in control. Because this table assumes termination at a date that has not yet occurred, the amounts set forth below assume three different prices of our common stock for the 20 consecutive trading days up to and including such date ($15, $20 and $25):

Assumed Stock Price (1)	Name	Multiple of Salary and Bonus ($) (2)	Value of Restricted Stock Vesting Acceleration ($) (3)	Value of Employee Benefits ($) (4)	280G Tax Gross Up ($)	Total Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
$15	Nelson C. Rising	6,887,500	7,500,000	37,692	—	14,425,192
	Douglas J. Gardner	1,629,545	1,968,750	30,338	—	3,628,633

$20	Nelson C. Rising	6,887,500	10,000,000	37,692	—	16,925,192
	Douglas J. Gardner	1,629,545	2,625,000	30,338	—	4,284,883

$25	Nelson C. Rising	6,887,500	18,750,000	37,692	—	25,675,192
	Douglas J. Gardner	1,629,545	3,281,250	30,338	—	4,941,133

(1)	Amount shown in Column (a) represents an assumed price of our common stock for the 20 consecutive trading days up to and including the date of termination. These prices are solely for illustrative purposes, and do not reflect expected or guaranteed stock prices.

(2)

Amount shown in Column (c) for Mr. Nelson Rising is a lump-sum cash payment equal to 200% of the sum of his then-current annual base salary plus his target annual bonus for that year as per the terms of his employment agreement, plus an assumed pro-rated 2008 target annual bonus. For Mr. Gardner, the amount shown is a lump-sum cash payment equal to 150% of the sum of his then-current annual base salary plus his target annual bonus for that year as per the terms of his employment agreement, plus an assumed pro-rated 2008 target annual bonus.

(3)	Amount shown in Column (d) represents those unvested restricted stock units for Mr. Nelson Rising and Mr. Gardner as of December 31, 2008 that vest upon termination at the assumed per share consideration price set forth in Column (a) multiplied by such corresponding assumed per share consideration price. Mr. Gardner’s award of 131,250 restricted stock units vests in full upon termination as per the terms of his restricted stock unit agreement. The vesting of Mr. Nelson Rising’s restricted stock units is dependent upon the assumed stock price on the date of termination as per the terms of his restricted stock unit agreements: in the table above, 500,000 restricted stock units vest at a price of $15 and $20, while 750,000 restricted stock units vest at a price of $25. For further information please see the discussion under the heading above “– Severance Payments and Benefits and Change in Control Provisions.”

(4)	Amount shown in Column (e) represents the amount due to each of Messrs. Nelson Rising and Gardner for a maximum of up to 18 months for health benefits from termination at coverage levels that were in effect immediately preceding termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer. We have also included an estimate of the cost of outplacement services for Mr. Nelson Rising and Mr. Gardner for a period of up to one year.

Termination with Severance Following a Change in Control

The following table summarizes the payments and benefits that would have been provided to each of our named executive officers as if a change in control had occurred on December 31, 2007, and his employment had been terminated under circumstances entitling him to severance benefits:

	Cash Lump Sum
Name	Multiple of Salary and Bonus ($) (1)	Chairman Outperformance Plan ($) (2)	Executive Equity Plan ($) (3)	Value of Restricted Stock Vesting Acceleration ($) (4)	Value of Employee Benefits ($) (5)	280G Tax Gross Up ($) (6)	Total Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert F. Maguire III (7)	3,780,000	—	—	—	35,840	1,360,881	5,176,721
Martin A. Griffiths (8)	3,060,000	—	533,400	3,351,741	48,199	1,520,274	8,513,614
Dallas E. Lucas (9)	—	—	—	—	—	—	—
Paul S. Rutter (10)	3,060,000	—	533,400	3,351,741	39,282	1,520,274	8,504,697
Mark T. Lammas	2,258,333	—	533,400	2,152,135	48,199	—	4,992,067
Peter K. Johnston	1,000,000	—	—	—	—	—	1,000,000

(1)	Amount shown in Column (b) for Mr. Maguire is a lump-sum cash payment equal to 300% of the sum of his then-current annual base salary plus average bonus over the prior three years per the terms of his employment agreement plus his 2007 annual bonus which was paid in February 2008. For Mr. Griffiths, Mr. Rutter and Mr. Lammas, the amount shown is a lump-sum cash payment equal to 200% of the sum of his then-current annual base salary plus average bonus over the prior three years as per the terms of each of their employment agreements plus their 2007 annual bonus which was paid in February 2008. Per Mr. Johnston’s employment agreement, a set amount of $1,000,000 is to be paid to him upon termination during the fiscal year ended December 31, 2007.

(2)	Mr. Maguire did not earn an award per the terms of his performance award agreement as of December 31, 2007.

(3)	Amount shown in Column (d) represents the value of each named executive’s interest in the plan calculated using a share price of $29.47, the closing market price of our common stock on the NYSE on December 31, 2007.

(4)	Amount shown in Column (e) represents 113,734 shares of unvested restricted stock for both Mr. Griffiths and Mr. Rutter and 73,028 shares of unvested restricted stock for Mr. Lammas as of December 31, 2007 multiplied by $29.47, the closing market price of our common stock on the NYSE on December 31, 2007. These awards vest upon termination as per the terms of their respective employment agreements.

(5)	Amount shown in Column (f) represents the amount due to Mr. Maguire for a maximum of up to 36 months and for Mr. Griffiths, Mr. Rutter and Mr. Lammas for a maximum of up to 24 months for health benefits from termination at coverage levels that were in effect immediately preceding termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer. We have also included an estimate of the cost of outplacement services for Mr. Maguire, Mr. Griffiths, Mr. Rutter and Mr. Lammas for a period of up to one year. Mr. Johnston is not entitled to any health benefits coverage or outplacement services after his termination per the terms of his employment agreement.

(6)	Amount shown in Column (g) represents the additional amount estimated to be payable to make the applicable executives whole for the federal excise tax on excess parachute payments (including payment of the taxes on the additional amount itself). This excise tax is payable if the value of certain payments that are contingent upon a change in control, referred to as parachute payments, exceeds a safe harbor amount. Each of our named executive officers, other than Mr. Johnston, are entitled, under their employment agreements, to be held harmless against this tax if the value of their parachute payments is at least 110% of the safe harbor amount; if that value exceeds the safe harbor amount by a lesser amount, then the parachute payments are to be reduced to the safe harbor amount. However, in this illustration, this reduction of parachute payments does not become applicable.

(7)	Mr. Maguire resigned from his roles as Chief Executive Officer, Chairman of the Board and director on May 17, 2008, pursuant to a separation agreement, dated as of May 17, 2008. Pursuant to the terms of this separation agreement, Mr. Maguire became entitled to severance benefits in the amount of $2,800,000, less any amounts for federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation. As of such effective date, Mr. Maguire has forfeited his right to any payment upon a future change in control. For further information on Mr. Maguire’s resignation, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

(8)	Mr. Griffiths was terminated without cause from his role as Executive Vice President and Chief Financial Officer, effective as of June 30, 2008. As of such effective date, Mr. Griffiths has forfeited his right to any payment upon a future change in control. For further information on Mr. Griffith’s termination, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

(9)	Mr. Lucas resigned from his role as Executive Vice President and Chief Financial Officer as of March 2, 2007, pursuant to a separation agreement, dated as of February 27, 2007. Per the terms of his separation agreement, we are not obligated to pay him any termination benefits as of December 31, 2007.

(10)	Mr. Rutter was terminated without cause from his role as Executive Vice President, Major Transactions, effective as of June 30, 2008. As of such effective date, Mr. Rutter has forfeited his right to any payment upon a future change in control. For further information on Mr. Rutter’s termination, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

The following table summarizes the payments and benefits that would be provided to each of Messrs. Nelson Rising and Gardner if a change in control had occurred on December 31, 2008, and his employment were terminated under circumstances entitling him to severance benefits. Because this table assumes termination at a date that has not yet occurred, the amounts set forth below assumes three different levels of per share consideration in any change in control transaction ($15, $20 and $25):

Assumed Per Share Consideration in CIC Transaction (1)	Name	Multiple of Salary and Bonus ($) (2)	Value of Restricted Stock Vesting Acceleration ($) (3)	Value of Employee Benefits ($) (4)	280G Tax Gross Up ($) (5)	Total Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
$15	Nelson C. Rising	9,737,500	7,500,000	37,692	7,702,789	24,977,981
	Douglas J. Gardner	2,079,545	1,968,750	30,338	1,310,506	5,389,139

$20	Nelson C. Rising	9,737,500	10,000,000	37,692	8,643,323	28,418,515
	Douglas J. Gardner	2,079,545	2,625,000	30,338	1,441,316	6,176,199

$25	Nelson C. Rising	9,737,500	18,750,000	37,692	9,754,662	38,279,854
	Douglas J. Gardner	2,079,545	3,281,250	30,338	1,572,126	6,963,259

(1)	Amount shown in Column (a) represents an assumed per share transaction price of a change in control transaction. These prices are solely for illustrative purposes, and do not reflect expected or guaranteed stock prices.

(2)	Amount shown in Column (c) for Mr. Nelson Rising is a lump-sum cash payment equal to 300% of the sum of his then-current annual base salary plus his target annual bonus for that year as per the terms of his employment agreement, plus an assumed pro-rated 2008 target annual bonus. For Mr. Gardner the amount shown is a lump-sum cash payment equal to 200% of the sum of his then-current annual base salary plus his target annual bonus for that year as per the terms of his employment agreement, plus an assumed pro-rated 2008 target annual bonus.

(3)	Amount shown in Column (d) represents those unvested restricted stock units for Mr. Nelson Rising and Mr. Gardner as of December 31, 2008 that vest upon termination resulting from a change in control at the assumed per share consideration price set forth in Column (a) multiplied by such corresponding assumed per share consideration price. Mr. Gardner’s award of 131,250 restricted stock units vests in full upon termination resulting from a change in control as per the terms of his restricted stock unit agreement. The vesting of Mr. Nelson Rising’s restricted stock units is dependent upon the assumed per share consideration in any change in control transaction as per the terms of his restricted stock unit agreements: in the table above, 500,000 restricted stock units vest at a per share consideration price of $15 and $20, while 750,000 restricted stock units vest at a per share consideration price of $25. For further information, please see the discussion under the heading above “– Severance Payments and Benefits and Change in Control Provisions.”

(4)	Amount shown in Column (e) represents the amount due to each of Messrs. Nelson Rising and Gardner for a maximum of up to 18 months for health benefits from termination at coverage levels that were in effect immediately preceding termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer. We have also included an estimate of the cost of outplacement services for Mr. Nelson Rising and Mr. Gardner for a period of up to one year.

(5)

Amount shown in Column (f) represents the additional amount estimated to be payable to make the applicable executives whole for the federal excise tax on excess parachute payments (including payment of the taxes on the additional amount itself). This excise tax is payable if the value of certain payments that are contingent upon a change in control, referred to as parachute payments, exceeds a safe harbor amount. Each of Mr. Nelson Rising and Mr. Gardner under their employment agreements is to be held harmless against this tax if the value of their parachute payments is at least 110% of the safe harbor amount; if that value exceeds the safe harbor amount by a lesser amount, then the parachute payments are to be reduced to the safe harbor amount. However, in this illustration, this reduction of parachute payments does not become applicable. This calculation assumes that the restricted stock units were granted in the ordinary course and not in contemplation of a change in control. Consequently, the parachute value attributable to the accelerated vesting of the restricted stock units has been calculated in accordance with Treasury Regulation Section 1.280G-1 Q/A-24(c).

Termination Resulting from Death or Disability

The following table summarizes the payments and benefits that would have been provided to each of our named executive officers as if his employment had terminated on December 31, 2007 as a result of death or disability:

	Cash Lump Sum
Name	Multiple of Salary and Bonus ($) (1)	Chairman Outperformance Plan ($)	Executive Equity Plan ($)	Value of Restricted Stock Vesting Acceleration ($)	Value of Employee Benefits ($) (2), (3)	280G Tax Gross Up ($)	Total Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert F. Maguire III (4)	1,680,000	—	—	—	517,280	—	2,197,280
Martin A. Griffiths (5)	1,260,000	—	—	—	527,099	—	1,787,099
Dallas E. Lucas (6)	—	—	—	—	—	—	—
Paul S. Rutter (7)	1,260,000	—	—	—	522,641	—	1,782,641
Mark T. Lammas	1,050,000	—	—	—	535,649	—	1,585,649
Peter K. Johnston	—	—	—	—	510,000	—	510,000

(1)	Amount shown in Column (b) for Mr. Maguire is a lump-sum cash payment equal to 100% of the sum of his then-current annual base salary plus his 2007 annual bonus which was paid in February 2008. For Mr. Griffiths, Mr. Rutter and Mr. Lammas, the amount represents a lump-sum cash payment equal to 100% of the sum of his then-current annual base salary plus their 2007 annual bonus which was paid in February 2008. Mr. Johnston is not entitled to any salary or bonus payments per the terms of his employment agreement upon the termination of his employment resulting from death or disability.

(2)	Amount shown in Column (f) represents the amount due to Mr. Maguire, Mr. Griffiths, Mr. Rutter and Mr. Lammas or each of their respective estates or beneficiaries for health benefits for 12 months from his date of death or disability at the same cost as was in effect immediately preceding termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer. Mr. Johnston is not entitled to such payments per the terms of his employment agreement.

(3)	In the event that any of the named executive officer’s termination by death or disability, the executive or his estate or beneficiaries will be entitled to receive a $510,000 payment from the Prudential Insurance Company of America. As part of the executives’ employee benefits, we pay 100% of the premium for an insurance policy comprised of term life and accidental death and dismemberment that entitles the beneficiary to a payment of two times his annual salary, with a maximum benefit of $510,000. Each of our named executive officers would receive the maximum benefit upon termination by death or disability.

(4)	Mr. Maguire resigned from his roles as Chief Executive Officer, Chairman of the Board and director on May 17, 2008, pursuant to a separation agreement, dated as of May 17, 2008. For further information on Mr. Maguire’s separation agreement, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

(5)	Mr. Griffiths was terminated without cause from his role as Executive Vice President and Chief Financial Officer, effective as of June 30, 2008. For further information on Mr. Griffiths’ termination, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

(6)	Mr. Lucas resigned from his role as Executive Vice President and Chief Financial Officer as of March 2, 2007, pursuant to a separation agreement, dated as of February 27, 2007. Per the terms of his separation agreement, we are not obligated to pay him any termination benefits as of December 31, 2007.

(7)	Mr. Rutter was terminated without cause from his role as Executive Vice President, Major Transactions, effective as of June 30, 2008. For further information on Mr. Rutter’s termination, please see the discussion above under the heading “Employment Agreements – Former Named Executive Officers.”

AUDIT MATTERS

Audit Committee Report*

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s financial statements and its internal control over financial reporting and for reviewing the Company’s quarterly financial statements.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2007 with the Company’s management and with KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with KPMG LLP the overall scope of, and plans for, its audit. The Audit Committee regularly meets with KPMG LLP, both with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by the management of the Company and by KPMG LLP. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and has discussed with KPMG LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Lawrence S. Kaplan, Chair

Cyrus S. Hadidi

Christine N. Garvey

Paul M. Watson

*	The material in this report is not soliciting material is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

We recognize that transactions we may conduct with any of our directors or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than our best interests or those of our stockholders. We have established a written related party transaction policy to monitor transactions, arrangements or relationships in which the Company and any of the following have an interest: an executive officer, director or nominee for director, a person (or entity) holding more than a 5% beneficial interest in our common stock, an immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed, is a principal, or has a 10% or greater beneficial ownership interest (which we refer to in this report as a “related person”). The policy covers any transaction in an amount exceeding $120,000 in which a related person has a direct or indirect material interest.

Under the policy, potential related party transactions are identified by senior management and the relevant details and analysis of the transaction are presented to the Board. If a member of senior management has an interest in a potential related party transaction, all relevant information is provided to our Chief Executive Officer, his designee or a designated officer without any interest in the transaction (as the case may be), who then generally reviews the proposed transaction with our General Counsel and/or outside counsel and thereupon presents the matter and his or her conclusions to the Board. The Board has adopted this related party transaction policy, which can be accessed on our website at http://www.maguireproperties.com under the heading “Investor Relations – Corporate Governance.” This document is also available in print to any stockholder who sends a written request to such effect to the attention of Jonathan L. Abrams, Secretary, Maguire Properties, Inc., 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071.

Upon presentation of the relevant information regarding the proposed related party transaction, the non-interested directors evaluate and then approve or disapprove the proposed related party transaction. In determining whether to approve or ratify a related party transaction, the Board takes into account, among other factors it deems appropriate, whether the related party transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. To the extent the transactions and arrangements listed below were entered into after our IPO, they have been ratified by the Board in accordance with the policy described herein. Those transactions and arrangements entered into prior to or in connection with our IPO were not so approved.

Operating Partnership Agreement

In conjunction with our formation, Mr. Maguire, entities controlled by Mr. Maguire, and certain other persons and entities who contributed ownership interests in the predecessor properties to our Operating Partnership, received OP Units.

OP Units have essentially the same economic characteristics as shares of our common stock, as they share equally in the net income or loss and distributions of our Operating Partnership. Our limited partners, including Mr. Maguire, have the right to redeem all or part of their OP Units at any time. At the time of redemption, we have the right to determine whether to redeem the OP Units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of redemption, or exchange them for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distribution and similar events.

As of September 5, 2008, Mr. Maguire beneficially owns 6,548,883 OP Units, including 52,632 units held by Maguire Partners – Master Investments, LLC (“Master Investments”), an entity in which Mr. Maguire holds a 55% membership interest and shares voting and dispositive power with respect to such OP Units with other members. Mr. Maguire disclaims beneficial ownership in the 45% of these units in which he has no pecuniary interest. Our President and Chief Executive Officer, Mr. Nelson Rising, holds a 25% membership interest in Master Investments and shares voting and dispositive power with respect to such OP Units with other members. Mr. Nelson Rising disclaims beneficial ownership in the other 75% of these units in which he has no pecuniary interest.

Employment Agreement of Mr. Christopher Rising

Mr. Christopher Rising, one of our Senior Vice Presidents, is Mr. Nelson Rising’s son. The employment agreement with Mr. Christopher Rising provides that his employment with us is “at-will” and may be terminated by either him or us upon at least 30 days advance written notice, subject to certain obligations on our part to provide severance payment as described below. His employment agreement provides for a base salary of $325,000, subject to increase in accordance with the Company’s normal executive compensation practices, and for a target and maximum annual bonus equal to 75% and 150% of base salary, respectively. Pursuant to his employment agreement, we granted Mr. Christopher Rising 79,250 Time-Based RSUs, each with dividend equivalents, under our Incentive Award Plan, as of May 17, 2008. In addition, upon our establishment of a new long-term equity based compensation program under our Incentive Award Plan, we will grant Mr. Christopher Rising an award under such program subject to performance vesting.

Mr. Christopher Rising is also entitled to certain severance benefits, but only in the event that his employment is terminated by us without cause or by Mr. Christopher Rising for good reason. Good reason means a termination of the employment of Mr. Nelson Rising either by us without cause, or by Mr. Nelson Rising for good reason (each as defined in Mr. Nelson Rising’s employment agreement). In the event that Mr. Christopher Rising is terminated by us without cause or by him for good reason, Mr. Christopher Rising will be entitled to a lump-sum cash payment equal to the sum of his then-current annual base salary plus the greater of his annual bonus earned for the year immediately preceding such date of termination or his target annual bonus for such year. Mr. Christopher Rising is also entitled to accelerated vesting of any unvested portion of his Time-Based RSUs in the event of a termination by us without cause or by him for good reason pursuant to the terms and conditions set forth in his RSU award agreement. Restricted stock awards held by our other Senior Vice Presidents generally provide for accelerated vesting in the event that the executive’s employment is terminated by us without cause. In no event will Mr. Christopher Rising or his estate or beneficiaries be entitled to any payments under the employment agreement upon any termination of his employment by reason of death or disability.

Tax Indemnity and Debt Guarantees

At the time of our IPO, we entered into tax indemnification agreements with Mr. Maguire and related entities, including Master Investments, an entity in which, as stated above, Mr. Nelson Rising has a minority interest. Under these agreements, we agreed not to dispose of US Bank Tower, Wells Fargo Tower, KPMG Tower, Gas Company Tower and Plaza Las Fuentes (excluding the hotel) for periods of up to 12 years from the date these properties were contributed to the Operating Partnership at the time of our initial public offering in June 2003 (the “lock-out period”). We also agreed to indemnify Mr. Maguire and Master Investments and its members (including Mr. Nelson Rising), respectively, from all direct and indirect tax consequences if any of these properties were sold during the lock-out period. The lock-out period does not apply if a property is disposed of in a non-taxable transaction (i.e., Section 1031 exchange). In connection with Mr. Maguire and Mr. Nelson Rising’s tax indemnification agreements, Mr. Maguire and certain entities owned or controlled by Mr. Maguire, and entities controlled by certain former senior executives of our predecessor (including Mr. Nelson Rising) have guaranteed a portion of our mortgage loans. As of December 31, 2007, $591.8 million of our debt is subject to such guarantees, including a $65.0 million guarantee by Master Investments.

Separation and Consulting Agreements with our Former Chief Executive Officer

Pursuant to a separation agreement effective May 17, 2008, Mr. Maguire resigned from his roles as our Chief Executive Officer, Chairman of the Board and director. In accordance with the terms of his separation agreement, Mr. Maguire became entitled to a lump-sum cash severance payment of $2,800,000. Also pursuant to the separation agreement, Mr. Maguire is entitled to serve as our Chairman Emeritus. Mr. Maguire will be entitled to retain such title until a resolution or consent is adopted by the Board removing such title, which will not occur prior to May 17, 2010, subject to earlier termination in the event of a material breach of the terms of the separation agreement which is not cured by Mr. Maguire. So long as he retains the title of Chairman Emeritus, Mr. Maguire will be entitled to a payment of $750,000 per year to defray the costs of maintaining an office in a location other than our offices and the cost of services of two assistants and a personal driver.

On May 17, 2008, we also entered into a consulting agreement with Mr. Maguire for a term of two years, with a termination payment due to Mr. Maguire if we choose to terminate the agreement earlier. Pursuant to this agreement, Mr. Maguire is entitled to receive $10,000 per month plus reimbursement of reasonable expenses incurred.

Management, Leasing, Development and Services Agreements

Through our Operating Partnership and Services Company, we were party to management and/or leasing agreements with the entities that own each of 1733 Ocean Avenue in Santa Monica, California, Western Asset Plaza in Pasadena, California, the Solana property, a 2.1 million square foot office, hotel and retail property in the Dallas/Fort Worth, Texas area and the 322-acre Solana land parcel adjoining the Solana property (together with the Solana property, the “Solana Properties”) (collectively, the “Management Properties”). Mr. Maguire directly or indirectly owns a controlling or material interest in each of these entities. Under the terms of the management agreements, we, the Operating Partnership or the Services Company provided property management, operating, maintenance, repair and/or leasing services to each of the Management Properties in return for management fees, leasing commissions and reimbursements of actual direct costs and expenses incurred by us or the Services Company, as applicable. Pursuant to the terms of the Property Management and Leasing Agreement dated as of June 27, 2003 with Maguire Partners-Solana Limited Partnership, we were responsible for the bonus of the President of Maguire Partners-Solana Limited Partnership, William T. Allen. During the fiscal year ended December 31, 2007, Mr. Allen earned $810,000 from us in connection with this arrangement.

Mr. Maguire also owns and controls certain other properties that were not contributed to us in connection with our IPO (the “Other Properties”). We were party to a services agreement with each of the entities that own four Other Properties: the senior housing project located at 740 South Olive Street, in Los Angeles, California, the 17th & Grand garage in Los Angeles, California, Water’s Edge in Playa Vista, California, and the Solana Marriot Hotel. Pursuant to these services agreements, we or our Services Company provided certain administrative and operations services to these entities in exchange for payments equal to the fair market value of such services, as agreed to by the parties to such agreements.

The fees paid by the entities that own the Management Properties and the Other Properties to us under each of the management, leasing, development and services agreements described above totaled $2,352,023 during the fiscal year ended December 31, 2007.

Pursuant to the terms of his separation agreement, the Company and Mr. Maguire agreed to terminate, as soon as practicable following the effective date of the separation agreement, these property management and service contracts. Subject to several continuing projects (which the Company mutually identified with Mr. Maguire), these arrangements ceased during June and July 2008. For the limited continuing projects, the Company and Mr. Maguire have agreed that (1) the Company will receive cash compensation based upon hourly rates that are derived from the applicable employee’s total annual compensation, (2) the projects will not involve a significant time commitment by the Company’s employees and (3) the projects will be terminated within time periods specified by the Company.

Insurance Sharing Agreement

Prior to his termination of employment, the Company was party to an insurance sharing agreement with Mr. Maguire and entities controlled by him whereby certain properties owned by such entities shared coverage with the Company’s properties under a blanket commercial liability, fire, extended coverage, earthquake, flood, pollution legal liability, boiler and machinery, earthquake sprinkler leakage, terrorism, business interruption and rental loss insurance policy. The costs and benefits of the blanket policy were allocated between the properties in the Company’s portfolio and those owned by Mr. Maguire pursuant to such insurance sharing agreement.

During the fiscal year ended December 31, 2007, the Company billed the properties owned by Mr. Maguire premiums totaling $1,393,437 for coverage under this insurance sharing agreement.

Per the terms of his separation agreement, Mr. Maguire no longer insures his properties using our policies and has agreed to obtain separate policies for his properties. As of June 27, 2008, Mr. Maguire’s properties were removed from our insurance policies.

1733 Ocean Lease Agreement

We are party to a ten-year operating lease for our former corporate offices at 1733 Ocean Avenue in Santa Monica, California, a property beneficially owned by Mr. Maguire. This lease expires in 2016 and is for 17,207 square feet of rentable area on the fourth floor. The lease had an initial annual stated rent of $929,178 and an effective initial annual rent of $680,245, after accounting for priority cash flow participation in the amount of $248,933 for the first lease year in our favor. The priority cash flow participation is a rent credit that effectively decreases our net rent to rates comparable to rates in downtown Los Angeles that went into effect upon lease commencement. The priority cash flow participation increases at the rate of three percent (3%) per annum on each anniversary of the lease commencement date throughout the initial lease term. During the fiscal year ended December 31, 2007, we recorded rent expense related to this lease totaling $702,031. Pursuant to his separation agreement, Mr. Maguire has agreed to use his best efforts for a period of 180 days following May 17, 2008 to obtain the necessary consents to terminate this lease and, if such consents are not obtained, then he has agreed to take certain actions to facilitate our efforts to sublet the premises.

Other Services Provided to our Former Chief Executive Officer

In the past, including during the fiscal year ended December 31, 2007, we permitted Mr. Maguire and certain of his affiliates to utilize our employees in connection with his individual business interests or personal matters. In exchange for these services, we received cash compensation from Mr. Maguire, over periodic intervals (generally on a quarterly basis), based upon hourly rates that are derived from the applicable employee’s total annual compensation. During the fiscal year ended December 31, 2007, we billed Mr. Maguire $170,511 for these services. Other than as described above under the heading “– Management, Leasing, Development and Services Agreements,” we do not anticipate allowing our employees to perform such services for Mr. Maguire or his affiliates in the future.

Consulting Agreement with our Former Chief Financial Officer

On June 30, 2008, we entered into a consulting agreement with Martin A. Griffiths, our former Executive Vice President and Chief Financial Officer. Mr. Griffiths will provide consulting services to us for up to 40 hours per month at a rate of $605 per hour. The consulting period is from July 1, 2008 to June 30, 2009, subject to earlier termination by either party.

Joint Venture

We earn management and investment advisory fees and leasing commissions from our joint venture with Macquarie Office Trust.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership of such securities with the SEC. Such officers, directors and greater than 10% stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based on our review of the copies of all Section 16(a) forms received by us and other information, we believe that with regard to the year ended December 31, 2007, all filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with, except that: (1) a regular annual grant of 487 shares of restricted stock made on January 1, 2007 to Mr. Koumriqian was not reported on a timely basis but was subsequently reported on a Form 5 filed on February 8, 2008, (2) Mr. Kaplan, a director, purchased 2,000 shares of our common stock on September 11, 2007 that was not reported on a timely basis as a result of a clerical error by the Company, but was subsequently reported on a Form 4 filed on September 20, 2007, and (3) Ms. Van de Kamp, a director, purchased a total of 2,000 shares of our common stock on September 7 and 10, 2007 that was not reported on a timely basis, but was subsequently reported on a Form 4 filed on April 24, 2008.

Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s Proxy Statement and for consideration at the Company’s next Annual Meeting of Stockholders. To be eligible for inclusion in the Company’s 2009 Proxy Statement, your proposal must be received by the Company no later than 120 days before the first anniversary of the date that the Proxy Statement for the 2008 Annual Meeting of Stockholders was released to stockholders, and must otherwise comply with Rule 14a-8 under the Exchange Act. While the Board will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 of the Exchange Act.

In addition, our Bylaws contain an advance notice provision with respect to matters to be brought at an Annual Meeting of Stockholders, including director nominations, whether or not included in the Company’s Proxy Statement. If you would like to nominate a director or bring any other business before the stockholders at the 2009 Annual Meeting, you must comply with the procedures contained in our Bylaws, you must notify the Company in writing in a timely manner and such nominations or business must otherwise be a proper matter for action by our stockholders. To be timely under our current Bylaws, the notice must be delivered to Jonathan L. Abrams, Secretary, Maguire Properties, Inc., 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071 not less than 60 days nor more than 90 days prior to the first anniversary of the date of the 2008 Annual Meeting.

Our Bylaws provide that nominations of persons for election to the Board and the proposal of business to be considered by our stockholders may be made at an Annual Meeting pursuant to the our Notice of Annual Meeting, by or at the direction of the Board or by any of our stockholders who was a stockholder of record, both at the time of giving of the notice provided for in our Bylaws and at the time of the Annual Meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in our Bylaws. A stockholder’s notice regarding a director nomination shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of such person, (b) the class and number of shares of our stock that are beneficially owned by such person and (c) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder (including any anticipated benefit to the stockholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder, as they appear on our stock ledger and current name and address, if different, and of such beneficial owner, and (b) the class and number of shares of each class of our stock that are owned beneficially and of record by such stockholder and owned beneficially by such beneficial owner.

Any director nominations received from stockholders will be evaluated in the same manner that nominees suggested by our directors, management or other parties are evaluated.

You may write to Jonathan L. Abrams, Secretary, Maguire Properties, Inc., 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, direct your written request to Investor Relations, Maguire Properties, Inc., 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071, or contact Investor Relations by telephone at (213) 626-3300. Any stockholder who currently receives multiple copies of the Proxy Statement at his, her or its address and would like to request “householding” of any communications should contact his, her or its broker.

Available Information

The Company files its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Information Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is http://www.maguireproperties.com. We make available on our website, free of charge, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. In addition, the Board maintains a charter for each of its committees and has adopted a written set of corporate governance guidelines and a code of business conduct and ethics. The public may access on our website, free of charge, these committee charters, corporate governance guidelines and code of business conduct and ethics.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your shares at the meeting, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

By Order of the Board of Directors

Jonathan L. Abrams
Secretary

September 5, 2008

	☐	¢

MAGUIRE PROPERTIES, INC. PROXY

2008 ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 2, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MAGUIRE PROPERTIES, INC.

The undersigned, as record owner of the shares of Maguire Properties, Inc., a Maryland corporation (the “Company”), described below, hereby appoints Nelson C. Rising, Douglas J. Gardner, Mark T. Lammas and Jonathan L. Abrams, and each of them, as Proxies for the undersigned with full power of substitution, to attend the 2008 Annual Meeting of Stockholders of the Company (the “2008 Annual Meeting”), to be held on Thursday, October 2, 2008 at 8:00 A.M., local time, at the Omni Los Angeles Hotel, 251 South Olive Street, Los Angeles, California 90012, and any continuation, postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the 2008 Annual Meeting and of the accompanying Proxy Statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)

¢	14475	¢

2008 ANNUAL MEETING OF STOCKHOLDERS OF

MAGUIRE PROPERTIES, INC.

October 2, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢     20730000000000001000    4                                                                   100208

Each proposal below has been proposed by the Company. The Board of Directors recommends a vote “FOR” each proposal listed below.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS			2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: m Jonathan M. Brooks m Christine N. Garvey m Cyrus S. Hadidi m Nelson C. Rising m George A. Vandeman m Paul M. Watson m David L.Weinstein	3.

TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE 2008 ANNUAL MEETING OR ANY CONTINUATION, POSTPONEMENT OR ADJOURNMENT THEREOF IN THE DISCRETION OF THE PROXY HOLDER

			THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED ABOVE. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE OTHER PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY CONTINUATION, POSTPONEMENT OR ADJOURNMENT THEREOF. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR AND “FOR” PROPOSAL TWO.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

				CHECK HERE ONLY IF YOU PLAN TO ATTEND THE 2008 ANNUAL MEETING IN PERSON	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢